                                                                EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT

                                      among

                           PRESTO FOOD PRODUCTS, INC.;

                              PRESTO SHAREHOLDERS;

                                       and


                           THE MORNINGSTAR GROUP INC.

                                October 20, 1996
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                                TABLE OF CONTENTS

                                                                   Page No.

     SECTION I  PURCHASE AND SALE  . . . . . . . . . . . . . . . . . .    1
          1.1  Purchase and Sale of Presto Shares  . . . . . . . . . .    1
          1.2  Cash Payment at Closing . . . . . . . . . . . . . . . .    1
          1.3  Allocation  . . . . . . . . . . . . . . . . . . . . . .    2
          1.4  Adjustment of Closing Payment . . . . . . . . . . . . .    2

     SECTION II  DEFINITIONS . . . . . . . . . . . . . . . . . . . . .    4

     SECTION III  REPRESENTATIONS AND WARRANTIES OF PRESTO
                  AND THE SHAREHOLDERS . . . . . . . . . . . . . . . .    9
          3.1  Corporate Existence, Qualification and Power of Presto     9
          3.2  Authorization of Agreement by Presto  . . . . . . . . .   10
          3.3  Ownership of Presto Securities, Power to
               Convey and Absence of Conflicts . . . . . . . . . . . .   11
          3.4  Capitalization  . . . . . . . . . . . . . . . . . . . .   11
          3.5  Ability to Conduct the Business . . . . . . . . . . . .   12
          3.6  Financial Statements  . . . . . . . . . . . . . . . . .   12
          3.7  Subsequent Events to June 30, 1996  . . . . . . . . . .   13
          3.8  Presto Inventories  . . . . . . . . . . . . . . . . . .   15
          3.9  Undisclosed Liabilities . . . . . . . . . . . . . . . .   16
          3.10  Tax Returns and Audit  . . . . . . . . . . . . . . . .   16
          3.11  Title to, Use and Condition of, the
                Presto Fixed Assets  . . . . . . . . . . . . . . . . .   17
          3.12  Presto Realty  . . . . . . . . . . . . . . . . . . . .   17
          3.13  Presto Leases  . . . . . . . . . . . . . . . . . . . .   18
          3.14  Presto Intellectual Property . . . . . . . . . . . . .   18
          3.15  Necessary Property . . . . . . . . . . . . . . . . . .   19
          3.16  Customer Contracts, Other Contracts and Commitments  .   20
          3.17  No Breach of Statute, Decree, or Order . . . . . . . .   22
          3.18  Litigation . . . . . . . . . . . . . . . . . . . . . .   22
          3.19  Presto Accounts Receivable . . . . . . . . . . . . . .   22
          3.20  Certain Relationships  . . . . . . . . . . . . . . . .   22
          3.21  Benefit Plans  . . . . . . . . . . . . . . . . . . . .   23
          3.22  Environmental Matters  . . . . . . . . . . . . . . . .   25
          3.23  Labor Relations; Employees . . . . . . . . . . . . . .   27
          3.24  (INTENTIONALLY OMITTED)  . . . . . . . . . . . . . . .   28
          3.25  Insurance  . . . . . . . . . . . . . . . . . . . . . .   28
          3.26  Dividends  . . . . . . . . . . . . . . . . . . . . . .   28
          3.27  No Pending Transactions  . . . . . . . . . . . . . . .   28
          3.28  Minute Books and Records . . . . . . . . . . . . . . .   29
          3.29  Broker's Fees  . . . . . . . . . . . . . . . . . . . .   29
          3.30  Financial Institution Relationships  . . . . . . . . .   29
          3.31  Spousal Consents . . . . . . . . . . . . . . . . . . .   29
          3.32  Customers and Suppliers  . . . . . . . . . . . . . . .   29
          3.33  Product Actions  . . . . . . . . . . . . . . . . . . .   30
          3.34  Compliance With Law; Permits . . . . . . . . . . . . .   30
























                                        i
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          3.35  Material Facts . . . . . . . . . . . . . . . . . . . .   30
          3.36  Presto Transportation  . . . . . . . . . . . . . . . .   31

     SECTION IV  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . .   32
          4.1  Corporate Status  . . . . . . . . . . . . . . . . . . .   32
          4.2  Authorization of Agreement  . . . . . . . . . . . . . .   32
          4.3  Broker's Fees . . . . . . . . . . . . . . . . . . . . .   32
          4.4  Financing . . . . . . . . . . . . . . . . . . . . . . .   33
          4.5  Investment Representation . . . . . . . . . . . . . . .   33

     SECTION V  COVENANTS OF PRESTO AND SHAREHOLDERS . . . . . . . . .   33
          5.1  Operation of Business . . . . . . . . . . . . . . . . .   33
          5.2  Preservation of Business  . . . . . . . . . . . . . . .   35
          5.3  Full Access . . . . . . . . . . . . . . . . . . . . . .   35
          5.4  (INTENTIONALLY OMITTED) . . . . . . . . . . . . . . . .   36
          5.5  Books, Records, and Financial Statements  . . . . . . .   36
          5.6  Presto Transportation Shares  . . . . . . . . . . . . .   37
          5.7  Waiver of Any Prior Agreements  . . . . . . . . . . . .   37
          5.8  Environmental Audit . . . . . . . . . . . . . . . . . .   37
          5.9  Notification. . . . . . . . . . . . . . . . . . . . . .   37
          5.10  No Inconsistent Action . . . . . . . . . . . . . . . .   37
          5.11  Acquisition Proposals  . . . . . . . . . . . . . . . .   38
          5.12  Cooperation  . . . . . . . . . . . . . . . . . . . . .   38
          5.13  Satisfaction of Conditions . . . . . . . . . . . . . .   38
          5.14  Notice of Material Adverse Changes . . . . . . . . . .   38

     SECTION VI  ADDITIONAL COVENANTS OF THE PARTIES . . . . . . . . .   39
          6.1  Section 338 Election. . . . . . . . . . . . . . . . . .   39
          6.2  Cooperation and News Releases . . . . . . . . . . . . .   41
          6.3  Confidential Treatment and Return of Documents  . . . .   41
          6.4  Further Assurances  . . . . . . . . . . . . . . . . . .   41
          6.5  Shareholder Access to Records . . . . . . . . . . . . .   42
          6.6  Consents  . . . . . . . . . . . . . . . . . . . . . . .   42
          6.7  No WARN Notice  . . . . . . . . . . . . . . . . . . . .   42
          6.8  401(k) Plan . . . . . . . . . . . . . . . . . . . . . .   43
          6.9  Covenant Not to Compete; Confidentiality  . . . . . . .   43
          6.10  Non-Solicitation . . . . . . . . . . . . . . . . . . .   44
          6.11  No Breach by Presto  . . . . . . . . . . . . . . . . .   44

     SECTION VII  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . .   44
          7.1  Correctness of Representations and Warranties . . . . .   45
          7.2  No Material Adverse Change in Business or Properties  .   45
          7.3  Compliance with Agreement . . . . . . . . . . . . . . .   45
          7.4  Opinions of Counsel . . . . . . . . . . . . . . . . . .   45
          7.5  Waiting Period  . . . . . . . . . . . . . . . . . . . .   48
          7.6  Consent to Transfer . . . . . . . . . . . . . . . . . .   48
          7.7  Absence of Litigation . . . . . . . . . . . . . . . . .   49
          7.8  Consents  . . . . . . . . . . . . . . . . . . . . . . .   49
          7.9  Changes in Syndication Markets  . . . . . . . . . . . .   49
          7.10  Material Adverse Change  . . . . . . . . . . . . . . .   49
























                                       ii
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          7.11  Escrow Agreement . . . . . . . . . . . . . . . . . . .   49
          7.12  Performance Share Plan . . . . . . . . . . . . . . . .   49
          7.13  Permits. . . . . . . . . . . . . . . . . . . . . . . .   49

     SECTION VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF
                   PRESTO AND SHAREHOLDERS . . . . . . . . . . . . . .   50
          8.1  Correctness of Representations and Warranties . . . . .   50
          8.2  Compliance with Agreement . . . . . . . . . . . . . . .   50
          8.3  Waiting Period  . . . . . . . . . . . . . . . . . . . .   50
          8.4  Consent to Transfer . . . . . . . . . . . . . . . . . .   50
          8.5  Absence of Litigation . . . . . . . . . . . . . . . . .   50

     SECTION IX  CLOSING . . . . . . . . . . . . . . . . . . . . . . .   51
          9.1  The Closing . . . . . . . . . . . . . . . . . . . . . .   51
          9.2  Procedures at Closing . . . . . . . . . . . . . . . . .   51

     SECTION X TERMINATION AND ABANDONMENT . . . . . . . . . . . . . .   53
          10.1  Methods of Termination . . . . . . . . . . . . . . . .   53
          10.2  Procedure Upon Termination . . . . . . . . . . . . . .   53
          10.3  Survival of Action for Breach  . . . . . . . . . . . .   54
          10.4  Additional Termination Rights  . . . . . . . . . . . .   54

     SECTION XI  INDEMNIFICATION AND LIMITATIONS OF LIABILITY  . . . .   55
          11.1  Shareholders' Agreement to Indemnify . . . . . . . . .   55
          11.2  Buyer's Agreement to Indemnify . . . . . . . . . . . .   57
          11.3  Limitations on Liability . . . . . . . . . . . . . . .   58
          11.4  Additional Limitations on Liability
                of Shareholders.   . . . . . . . . . . . . . . . . . .   58
          11.5  Indemnification of Third-Party Claims  . . . . . . . .   59
          11.6  Payment  . . . . . . . . . . . . . . . . . . . . . . .   60
          11.7  No Indemnification Claims Against Presto . . . . . . .   60
          11.8  Survival of Representations, Warranties
                and Covenants.   . . . . . . . . . . . . . . . . . . .   61
          11.9  Minority Shareholders  . . . . . . . . . . . . . . . .   62
          11.10  Exclusive Remedy  . . . . . . . . . . . . . . . . . .   62

     SECTION XII  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . .   62
          12.1  Survival of Representations and Warranties . . . . . .   62
          12.2  Payment of Fees and Expenses . . . . . . . . . . . . .   63
          12.3  Entire Agreement . . . . . . . . . . . . . . . . . . .   63
          12.4  Modification . . . . . . . . . . . . . . . . . . . . .   63
          12.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . .   63
          12.6  Notices  . . . . . . . . . . . . . . . . . . . . . . .   63
          12.7  Binding Effect and Assignment  . . . . . . . . . . . .   64
          12.8  Rights of the Parties  . . . . . . . . . . . . . . . .   65
          12.9  Execution in Counterparts  . . . . . . . . . . . . . .   65
          12.10  Specific Performance  . . . . . . . . . . . . . . . .   65
          12.11  Transfer Taxes  . . . . . . . . . . . . . . . . . . .   65
          12.12  Certain Tax Returns . . . . . . . . . . . . . . . . .   66
          12.13  Governing Law . . . . . . . . . . . . . . . . . . . .   66
























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          12.14  Paragraph Headings  . . . . . . . . . . . . . . . . .   66
          12.15  Construction and Representation by Counsel  . . . . .   66
          12.16  Third-Party Benefits  . . . . . . . . . . . . . . . .   66







































































                                       iv
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                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT ("Agreement") is made as of October 20, 1996, by and among (i) The Morningstar Group Inc., a Delaware corporation ("Buyer"); (ii) Presto Food Products, Inc., a California corporation ("Presto") and (iii) those holders of Presto capital stock whose names appear on the signature pages of this Agreement ("Shareholders"). Certain capitalized terms used herein have the meanings set forth in Section II hereof.

          In consideration of the mutual agreements, covenants, representations and warranties contained herein, the parties hereby agree as follows:

                                    SECTION I
                                PURCHASE AND SALE
                                -----------------
          1.1  Purchase and Sale of Presto Shares.  On the terms and
               ----------------------------------
     subject to the conditions set forth herein, the Shareholders agree to sell, convey, transfer, assign and deliver to Buyer at the Closing, and Buyer agrees to purchase and acquire from the Shareholders, all of the right, title and interest of the Shareholders in and to the issued and outstanding shares of Presto capital stock (the "Presto Shares") free and clear of all Liens (as hereinafter defined).

          1.2  Cash Payment at Closing.  At the Closing subject to the
               -----------------------
     terms and subject to the conditions set forth in this Agreement, (i) Buyer will pay to the Shareholders the aggregate Unadjusted Closing Payment which amount shall be subject to adjustment as provided in Paragraph 1.4 (as adjusted, the "Closing Payment") minus Ten Million Dollars ($10,000,000) (the "Escrow Amount"); and (ii) Buyer will deposit with the escrow agent under the Escrow Agreement the Escrow Amount.

          As used herein, the term "Unadjusted Closing Payment" shall mean One Hundred Twenty Million Six Hundred Thousand ($120,600,000) Dollars, minus the aggregate of all obligations of Presto as of the Closing for borrowed money evidenced by bonds, debentures, notes, letters of credit (to the extent drawn upon) or other similar instruments other than amounts outstanding under Presto's revolving line of credit, all interest, charges, fees, expenses and penalties including prepayment penalties on or due as a result of any voluntary prepayments on the foregoing items calculated as of the Closing. The sum of One Hundred Twenty Million Six Hundred Thousand ($120,600,000) Dollars has been arrived at by the parties by reducing the amount of One Hundred Thirty Three Million Five Hundred Thousand ($133,500,000) Dollars, by the sum of (i) the amount accrued at June 30, 1996 on the Supplemental Balance Sheet (hereinafter defined) of Presto

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     for deferred compensation and (ii) Ten Million ($10,000,000) Dollars, the last amount being dealt with in paragraph 1.4, below.

          1.3  Allocation.  The  Unadjusted Closing Payments for the
               ----------
     individual Shareholders (subject to the terms and conditions set forth in this Agreement) shall be allocated among the Shareholders based on their relative ownership of Presto Shares (irrespective of the series of such Presto shares) and made by wire transfer of immediately available funds to such accounts as the Shareholders shall have designated in writing at least two days prior to the Closing Date.

          1.4    Adjustment of Closing Payment.
                 -----------------------------
               (a) The Unadjusted Closing Payment shall be adjusted following the Closing as follows:

                    (i) If the amount of the Net Equity of Presto (determined in accordance with Paragraph 1.4(b)) as of the Closing Date is less than $25,027,000, the Unadjusted Closing Payment shall be decreased by an amount equal to such difference; or

                    (ii) If the amount of the Net Equity of Presto as of the Closing Date is greater than $25,027,000, the Unadjusted Closing Payment shall be increased by an amount equal to such difference.

                    (iii) The sum of Ten Million ($10,000,000) Dollars
               shall be added to the amount calculated in accordance with sub-part (i) or (ii), as applicable. Any amounts due pursuant to the adjustment described in this Paragraph 1.4 shall be paid by the appropriate party by wire transfer of immediately available funds within three business days of receiving demand therefor following calculation.

               (b) As used herein, the term "Net Equity" shall mean the total assets minus the total liabilities of Presto calculated in a manner consistent with the Supplemental Balance Sheet described in Paragraph 3.6 herein. The term "Net Equity Statement" shall mean the statement of Net Equity of Presto to be prepared by Buyer as of the Closing Date in accordance with this Paragraph
          1.4 and to be delivered to the Principal Shareholders as promptly as practical and in any event within 30 days after the Closing. The Net Equity Statement (i) shall be prepared by
          Buyer in accordance with United States generally accepted accounting principles ("GAAP") applied in a manner

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          consistent with the application of those principles in the
          Supplemental Balance Sheet and (ii) shall present fairly the net equity of Presto as of the date thereof; provided, however, that an appropriate accrual shall be included for any investment banking, brokers, finders, legal, accounting or other fees arising from the transaction contemplated by this Agreement ("Transaction Fees") to the extent any such fees are unpaid at Closing and are the obligation of Presto. All such Transaction Fees paid or unpaid before Closing and all sums paid under the Performance Shares Plan in excess of the amount accrued for deferred compensation in the Supplemental Balance Sheet shall be appropriately expensed in the income statement and properly recorded as a reduction in the Net Equity calculated under paragraph 1.4. The Presto Inventory shall be determined based on a physical inventory of all raw materials, work-in-progress and finished goods inventories owned by Presto taken as of a date mutually agreeable to Principal Shareholders and Buyer, and observed by Buyer and Principal Shareholders or their representatives (the "Physical Inventory") and priced
          consistently with Presto's historical practices.   Principal
          Shareholders shall have the opportunity to examine the work
          papers, schedules and other documents prepared by   Buyer in
          connection with  the preparation of the Net Equity Statement.
          The Net Equity Statement shall be final and binding on the parties unless, within 30 days after delivery to the Principal Shareholders notice is given by Principal Shareholders of the Principal Shareholders' objection setting forth in reasonable detail the Principal Shareholders' basis for objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after the notice of objection has been given, the dispute shall be referred to for resolution to Coopers & Lybrand, LLP (the "Accountants") as promptly as
          practicable.   Each party hereto represents that it has no
          material relationship with Coopers & Lybrand, LLP. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement, and
          (iv) conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be shared equally by Buyer and the Shareholders. Each of Buyer and the Shareholders will use reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable

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          requests by the Accountants for information, books, records and similar items.

                                   SECTION II
                                   DEFINITIONS
                                   -----------
          As used herein, the following terms shall have the following meanings:

          2.1  "Attributed" is defined in paragraph 3.3.

          2.2  "Closing" and "Closing Date" are defined in paragraph 9.1.

          2.3  "Closing Payment" is defined in paragraph 1.2.

          2.4 "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remediation, removal or similar cleanup activity) arising from or under any Environmental Law.

          2.5 "Environmental Law" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule regulation or other legally binding requirement relating to the environment, natural resources, public or employee health and safety, the transportation or disposal of Hazardous Materials, now in effect and includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; Comprehensive
                                         -- ---
     Environmental Response Compensation and Liability Information System ("CERCLIS") ; the Hazardous Materials Transportation Act, 49 U.S.C.
     Section 1801 et seq., the Resource Conservation and Recovery Act, 42
                  -- ---
     U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section
                         -- ---
     1251 et seq., the Clean Air Act, 33 U.S.C Section 2601 et seq., the
          -- ---                                            -- ---
     Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the
                                                          -- ---
     Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et
         -- ---                                                         --
      seq. and the Occupational Safety and Health Act, 29 U.S.C. Section
      ---
     651 et seq., as such laws have been amended or supplemented, and the
         -- ---
     regulations promulgated pursuant thereto, currently in effect and all analogous state or local statutes.

          2.6 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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          2.7  "Governmental Entity" means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

          2.8 "Hazardous Material" shall mean (i) any substance defined as "hazardous" in CERCLA; (ii) any substance or matter which results in liability to any person or entity from discharge of or exposure to such substance or matter under any statutory provision in effect on the date of this Agreement; (iii) any substance or matter which is subject to a federal, state or local agency order or requirement for removal, treatment or remediation on the date hereof; (iv) petroleum, petroleum by-products, crude oil or any fraction thereof,
     (v) "hazardous materials" as defined in Section 25501(j) of the California Health and Safety Code, as amended, (vi) any substance, material or waste that is regulated by any Governmental Entity having jurisdiction over Presto or its operations as "hazardous," "extremely hazardous," "contaminant," "toxic," or words of similar import, and
     (vii) asbestos, urea formaldehyde and polychlorinated biphenyls.

          2.9 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, all trade secrets, technical knowledge, know-how and other confidential proprietary information and related goodwill.

          2.10 The word "knowledge" means , with respect to an individual Shareholder , the conscious awareness of such individual or, if the Shareholder is a trust, of the trustees thereof; with respect to Presto, the conscious awareness of those individuals who are listed on
     Schedule 2.10.

          2.11 "Law" means any domestic or foreign statute, law, ordinance, rule or regulation.

          2.12 "Liabilities" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

          2.13 "Liens" means any title defects or obligations, mortgages, liens, claims, charges, pledges, or other incumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales

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     agreements, charges, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

          2.14 "Minority Shareholders" means any and all Shareholders other than the Principal Shareholders.

          2.15  "Net Equity" is defined in Paragraph 1.4.

          2.16 "Person" means an individual or a legal entity, including, without limitation, a corporation, trust, partnership, limited liability company, other association or governmental agency.

          2.17 "Presto Accounts Receivable" means the accounts receivable of Presto arising from the Presto Business as set forth on the Supplemental Balance Sheet or arising since the date thereof.

          2.18 "Presto Assets" means the Presto Fixed Assets, Presto Inventories, Presto Intellectual Property, Presto Realty, Presto Leases, and Presto Cash and Presto Accounts Receivable.

          2.19 "Presto Business" means the full range of business activities conducted by Presto as of the date hereof and during the period from the date hereof through the Closing Date.

          2.20 "Presto Cash" means all of the cash and cash equivalents which have accrued to the account of Presto, including, but not limited to cash on hand, cash on deposit, treasury bills, money market certificates, bonds or similar instruments, and useable prepaids and advances.

          2.21 "Presto Customer Contracts" means all contracts, written or oral, between Presto and any Person for the provision by Presto of products and/or services related to the Presto Business received at or prior to the Closing Date as to which Presto has not completed performance as of the Closing Date.

          2.22 "Presto Fixed Assets" means all of the machinery and equipment, hardware, computers, office equipment, furnishings, fixtures, supplies, leasehold improvements, and other fixed assets (other than Presto Realty) of any kind situated on Presto's premises and owned by Presto and utilized in any manner by Presto in connection with the Presto Business.

          2.23 "Presto Intellectual Property" means all of the rights of Presto to any Intellectual Property.

          2.24 "Presto Inventories" means the all raw materials, components, work-in-progress, finished products, and packaging materials owned by Presto and sold by Presto in connection with the Presto Business, wherever located.

          2.25 "Presto Leases" means all of the leases of equipment used by Presto (Presto as lessee) in the Presto Business.

          2.26 "Presto Realty" means all land, and the facilities and improvements situated thereon, owned or leased by Presto (in whole or in part, singly or jointly).

          2.27 "Presto Shares" means all of the issued and outstanding capital stock of Presto.

          2.28 "Principal Shareholders" means Bruce Coffey and Martha M. Coffey, individually and as trustees of the Bruce and Martha Coffey Family Trust; and Alan G. Stanford and Janet M. Stanford, individually and as trustees of the Alan and Janet Stanford Family Trust.

          2.29 "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation
     (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

          2.30 "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

                                   SECTION III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                         OF PRESTO AND THE SHAREHOLDERS
                         ------------------------------
          The Principal Shareholders, jointly and severally, and Presto hereby make the following representations and warranties to Buyer, each of which shall be true and correct as of the date hereof and, except as is otherwise contemplated in this Agreement, will be true as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer. Each Minority Shareholder, severally, makes the representations and warranties in Paragraphs 3.3 which shall be true as of the date hereof and as of the Closing Date.

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          3.1  Corporate Existence, Qualification and Power of Presto.
               ------------------------------------------------------
     Presto is a corporation organized, existing and in good standing under the laws of the State of California. Presto has the requisite corporate power and authority to own, lease and use its properties and to transact the Presto Business, and is licensed or qualified as a foreign corporation in all jurisdictions in which such licensing or qualification is required and where the failure to be so licensed or qualified would have a material adverse effect on the Presto Business.
     Schedule 3.1 contains a list of all jurisdictions in which Presto is licensed or qualified as a foreign corporation. Presto has the requisite corporate power to enter into and consummate the transactions contemplated by this Agreement. On or before the Closing Date, Presto will have furnished to Buyer true and correct copies of all resolutions, and/or other documents and certificates authorizing the execution, delivery and performance of this Agreement by Presto , which resolutions, documents and certificates will constitute all action required by law or by the Articles of Incorporation and Bylaws of Presto to authorize and approve the execution, delivery and performance of this Agreement. Except as described in Schedule 3.1, Presto has no subsidiaries other than Presto Transportation Company, Inc. and no shares of any corporation or any ownership or other interest or investment either of record, beneficially or equitably, in any association partnership, joint venture or other legal entity.

          3.2  Authorization of Agreement by Presto.  The execution,
               ------------------------------------
     delivery and performance by Presto of this Agreement will not (i) conflict with, modify, breach or constitute grounds for the occurrence or declaration of a default (with or without notice or lapse of time, or both) under or allow another party a right to terminate any permit, order, agreement, indenture, undertaking or other instrument to which Presto is a party or by which it or any of its assets may be bound or affected, except as described on Schedule 3.2, (ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government to which Presto is subject,
     (iii) violate any provision of the Articles of Incorporation or By-Laws of Presto, (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the Presto's properties, or (v), except as described on Schedule 3.2, result in the acceleration of any obligation material to the Presto Assets or the Presto Business. No approval, authorization, consent or order or action of or filing with any Governmental Entity is required to be obtained by either Presto or the Shareholders for the execution and delivery by Presto or the Shareholders of this Agreement or the consummation by them of the transactions contemplated by this Agreement except (i) for the consent or waiver to transfer the shares to Buyer from the Commissioner of Corporations of the State of California, (ii) approval or expiration of any waiting period in accordance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended (the "HSR Act") and (iii) any other consents or approvals set forth on Schedule 3.2.

          3.3  Ownership of Presto Securities, Power to Convey and Absence
               -----------------------------------------------------------
     of Conflicts.  Set forth on Schedule 3.3 hereof is a complete list of
     ------------
     all the Shareholders of Presto Shares together with the amount of and series of common stock each such Shareholder owns and, if such Shareholder is not an individual, the form of entity of such Shareholder. Each Shareholder holds of record and beneficially the Presto Shares Attributed to such Stockholder on Schedule 3.3 hereto. Each Shareholder represents and warrants to Buyer that such Shareholder has the right, power and authority to enter into this Agreement and to sell, convey, assign, transfer, and deliver at the Closing the Presto Shares shown on Schedule 3.3 hereto registered in the name of the respective Shareholder (herein "Attributed to" that Shareholder). This Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. On the Closing Date, each Shareholder shall deliver to Buyer good title to the Presto Shares Attributed to such Shareholder free and clear of all Liens, (other than the restrictions on transfer generally imposed by applicable state and federal securities laws and except for a standard legend condition imposed by the Commissioner of Corporations of the State of California).

          3.4  Capitalization.  The entire authorized capital stock of
               --------------
     Presto consists of 1,600,000 shares of Presto common stock, consisting of 100,000 shares of Series A Voting Common Stock and 1,500,000 shares of Series B Non-voting Common Stock, all of which are without par value. As of the Closing Date there will be issued and outstanding 1,306,561 shares of Presto Common Stock, consisting of 16,623 shares of the Series A Voting Common Stock and 1,289,938 shares of the Series B Non-voting Common Stock, all of which shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or quasi-preemptive rights. There are no shares of preferred stock or shares of any other series or class of common stock or shares of any other type of security either authorized or outstanding. Presto does not have any right or obligation to purchase or redeem or otherwise acquire any shares of Presto capital stock. There (i) are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Presto to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Presto, (ii) except as described on Schedule 3.4, are no restrictions on the transfer of any shares of capital stock of Presto and (iii) at the Closing, will be no requirements of Presto or any Shareholder to vote any shares of capital stock of Presto.

          3.5  Ability to Conduct the Business.  Except a described in
               -------------------------------
     Schedule 3.5, Presto is not subject to or bound by any judgment, order, writ, injunction or decree of any court, of any governmental body or of any arbitrator, which will prevent the use by Presto after the Closing Date of those assets of Presto which are material to the conduct of the Presto Business, or to the conduct of operations material to the Presto Business, in each case in accordance with present practices. Except as described on Schedule 3.5, Presto is not a party to, bound by or a beneficiary of any agreement which will prevent the use after the Closing Date by Presto of any of those assets of Presto which are material to the conduct of the Presto Business or to the conduct of operations material to the Presto Business, in each case in accordance with past practices.

          3.6  Financial Statements.  Attached hereto as Schedule 3.6 are
               --------------------
     true and correct copies of (i) the combined balance sheet for Presto and Presto Transportation, Inc. at December 31, 1995 (the "Balance Sheet"), (ii) the related statements of earnings, cash flow and changes in shareholders equity for the fiscal year then ended (the "Statement of Income"), (iii) a combined balance sheet of Presto and Presto Transportation, Inc. as of June 30, 1996 and related statements of earnings and cash flow of Presto for the six months ended June 30, 1996 ("Supplemental Balance Sheet and Statement of Income"); and (iv) combined balance sheets for Presto and Presto Transportation, Inc. as of December 31, 1994 and 1993 and related statements of earnings, cash flow and changes in shareholders equity of Presto and Presto Transportation, Inc. for the fiscal years then ended ("Additional Financial Statements"). The Balance Sheet, the Statement of Income, and the Additional Financial Statements have been certified by Price Waterhouse, LLP, certified public accountants, and (i) present fairly the financial position of Presto at such dates and the results of operations, cash flows and changes in shareholders equity of Presto for the periods covered therein; (ii) have been prepared in accordance with GAAP applied consistently during such periods except as disclosed therein; and (iii) are derived from and reconcilable to Presto's books
     and records.   The Supplemental Balance Sheet and Statement of Income
     have been prepared in accordance with GAAP consistently applied, except that they do not include notes and supplemental statements, and they contain all adjustments which are solely of a normal recurring nature, necessary to present fairly the financial position of Presto at June 30, 1996 and the results of its operations for the six months ending June 30, 1996 and are derived from and reconcilable to Presto's books and records.

          3.7  Subsequent Events to June 30, 1996.  Except as set forth on
               ----------------------------------
     Schedule 3.7, since June 30, 1996, neither Presto nor any subsidiary of Presto has:

               (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or is reasonably likely to cause any material damage or risk of material loss to it or any of Presto assets or properties;

               (ii) sold, encumbered, assigned or transferred any assets or properties which are reflected on the Supplemental Balance Sheet except for the sale of Presto Inventories in the ordinary course of business consistent with past practice;

               (iii) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Presto Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever (excluding sellers liens arising under the California Commercial Code in the normal course of business);

               (iv) made or suffered any amendment or termination of any material agreement, contract, commitment, or lease to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

               (v) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $50,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

               (vi) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties, or prospects;

               (vii) made any commitment or agreement for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

               (viii) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

               (ix) changed any of the accounting principles followed by it or the methods of applying such principles;

               (x) entered into any transaction other than in the ordinary course of business consistent with past practice;

               (xi) acquired, directly or indirectly, any shares of its capital stock or declared or paid any dividends thereon; or

               (xii) suffered any event or occurrence or any series of events or occurrences that could have a material adverse effect on the business, operations, assets, properties, prospects or conditions (financial or otherwise) of Presto.

          3.8  Presto Inventories.  The Presto Inventories, as described in
               ------------------
     detail on Schedule 3.8 hereof, are carried at the lower of cost
     (first in, first out) or market in accordance with GAAP consistently maintained and applied and, except for obsolete items, which have been fully written off, were acquired (or converted into work in process or finished goods) and have been maintained in the ordinary course of business, are of good and merchantable quality, consist of items of a quality, condition and quantity currently useable and salable in the ordinary course of business and are fit for their intended purposes and are not subject to any write-down or write-off. The Presto Inventories are free and clear of any liens, mortgages, pledges, encumbrances, claims or charges of any kind except for (i) liens for current taxes not yet due or (ii) any matters identified on Schedule
     3.8. Except as set forth in Schedule 3.8, Presto is not (i) under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers (other than Sellers liens under the California Corporations Code arising and discharged in the ordinary course of business); (ii) subject to any discount programs, credit terms or "off invoice" programs relating to inventory. All packaging inventory complies with all applicable federal and state labeling requirements.

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          3.9  Undisclosed Liabilities.  Except as disclosed or in Schedule
               -----------------------
     3.9, Presto has no Liabilities other than obligations and liabilities
     (i) disclosed or adequately reserved for on the Supplemental Balance Sheet, (ii) disclosed or referred to in the notes to the Balance
     Sheet, and (iii) Liabilities incurred since December 31, 1995 in or as a result of the normal and ordinary course of business consistent with past practices.

          3.10  Tax Returns and Audit.    Effective for Presto's tax year
                ---------------------
     beginning January 1, 1987 and at all times thereafter through the Closing, Presto has qualified as an S Corporation within the meaning of Section 1361(a)(1) of the Code for federal income tax purposes and thereafter for California tax purposes, for the year the same was first available. For purposes of Section 633(b) of the Tax Reform Act of 1986, Presto's election to be taxed as an S Corporation within the meaning of Section 1361(a)(1) of the Code was made on or before
     December 31, 1986.   Presto has timely filed all federal, state, local
     and foreign Tax Returns required to be filed by it and Presto has timely paid all Taxes which are due with respect to Presto or its
     assets.   With respect to any period for which Taxes are not yet due,
     Presto has made due and sufficient current accruals for such Taxes in its Supplemental Balance Sheet. Presto has withheld and paid over to the appropriate taxing authorities all Taxes required to be withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and has or will have filed all federal, foreign, state, and local Tax Returns with respect to employee income tax withholding and social security and payroll and unemployment taxes for all periods (or portions thereof) ending on or before the Closing Date which are required to be filed on or before the Closing Date. There exist no liens, and Presto has no knowledge of any facts and circumstances which could reasonably be anticipated to result in any liens, for unpaid or delinquent taxes, except for liens for current taxes not yet due and for which due and sufficient reserves have been established on the Supplemental Balance Sheet.

          3.11  Title to, Use and Condition of, the Presto Fixed Assets.
                -------------------------------------------------------
     A list of the Presto Fixed Assets, grouped by category and by year of acquisition with the net book value of each such group as reflected on the books of account of Presto as of September 30, 1996 has been delivered to Buyer. Except as described on Schedule 3.11, the list is complete. The Presto Fixed Assets are free and clear of any Liens, except (i) liens for current taxes not yet due (ii) other matters identified on Schedule 3.11 hereof. The Presto Fixed Assets taken as a whole, are (as appropriate) (i) usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations and permits relating to their operation; (ii) in good operating condition and repair, and
     (iii) free from any known defects except reasonable and normal wear and tear.

          3.12  Presto Realty.   Schedule 3.12 lists all Presto Realty.  As
                -------------
     to all Presto Realty identified as being owned by Presto, Presto has good and marketable title to such property free and clear of all Liens, adverse claims and other matters affecting Presto's title to or possession of such Presto Realty, including, but not limited to, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances, title objections, and rights of first refusal other than (i) liens for taxes not yet due, (ii) such secured indebtedness as is disclosed in the Supplemental Balance Sheet , and (iii) matters disclosed on
     Schedule 3.12. At Closing, title to the Presto Realty owned by Presto shall be insurable by any title insurance company selected by Buyer, at such company's regular rates pursuant to an ALTA 1987 owner's form of policy, free of all exceptions except the aforesaid easements, restrictions and covenants which are not objectionable to Buyer. Presto is not in default with respect to any covenant of any security agreement, mortgage agreement, or other financing agreement involving the Presto Realty. Further, each lease or agreement under which Presto is a lessee of any Presto Realty owned by any third party is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended since June 30, 1996 and neither Presto nor, to Presto's knowledge, the landlord or sublandlord under any such lease is in default under any of the Presto Realty leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Presto Realty lease to terminate any Presto Realty lease. Presto's possession of the Presto Realty has not been disturbed nor has any claim been asserted against Presto adverse to its rights in such Presto Realty. Presto has all necessary rights to use Presto Realty and the use of the Presto Realty by Presto conforms, to the extent required, with all Laws in effect on the date hereof regulating the use or improvement of real property and the operations thereon. Neither Presto nor any Principal Shareholder has received notice of or knows of any proceeding or governmental inquiry, or any threatened proceeding or governmental inquiry, which might reasonably be expected potentially to affect the zoning of the Presto Realty.

          3.13  Presto Leases.  Each Presto Lease of personal property
                -------------
     which involves payments by Presto aggregating in excess of $25,000 annually is listed on Schedule 3.13. The property covered by the terms of the Presto Leases is presently used by Presto as lessee under the terms of the Presto Leases for the

     Presto Business. All rentals due from Presto under the Presto Leases have been paid and there exists no default under any of the Presto Leases and, to the knowledge of Presto, no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent Presto, currently or, after consummation of the transactions contemplated hereunder, from exercising or obtaining the benefits under the Presto Leases or the benefits of any options contained therein. Except as noted on
     Schedule 3.13 hereof, all Presto Leases are valid and in full force and effect.

          3.14  Presto Intellectual Property.  Set forth on Schedule 3.14
                ----------------------------
     is a list and brief description of the Presto Intellectual Property, including (as appropriate) where such items are filed, issued and/or registered. As to those matters shown on Schedule 3.14 as trademarks registered in the United States and countries foreign thereto, Presto represents that it is the owner of all right, title and interest in such United States and foreign registrations. With respect to trademark applications indicated as pending, Presto has made and will continue to make available to Buyer and its counsel all material information of Presto and its counsel regarding such applications. The trademarks shown on Schedule 3.14 as being registered have been properly registered, all pending registrations and applications for trademark have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations and applications are current. To the knowledge of Presto, there are no equitable defenses to enforcement of the trademarks shown on Schedule
     3.14 based on any act or omission of Presto.

          Presto owns no patents and has no applications for letters patent pending.

          Presto owns the trade secrets utilized in the Presto Business as the same has been and is conducted and does not require any trade secrets that it does not now already own or have the right to use, in order to conduct the Presto Business in the manner the same is conducted at the date hereof. Presto is not infringing the Intellectual Property of others in the conduct of the Presto Business as currently conducted. Except as described on Schedule 3.14, there is no litigation pending, or, to Presto's knowledge, threatened to challenge Presto's right, title or interest in or to, or continued use of any Presto Intellectual Property and, to Presto's knowledge any reasonable basis for such litigation. To the knowledge of Presto, no one is infringing the Presto Intellectual Property in any material manner. Presto has not granted any licenses or sublicenses or other rights with respect to any Presto Intellectual Property except as described in Schedule 3.14. Presto has not transferred, assigned or otherwise conveyed, voluntarily or involuntarily, any right to sue for any infringement of Presto Intellectual Property. Presto has the right to use the Presto Intellectual Property in the conduct of the Presto Business as the same is now conducted.

          3.15  Necessary Property.  The Presto Assets constitute all of
                ------------------
     the assets and property now used in and necessary for the conduct of the Presto Business in the manner and to the extent presently conducted by Presto. Except as set forth in Schedule 3.15, none of the Shareholders, officers, directors and employees of Presto have any rights of ownership or use with respect to any of the Presto Assets.

          3.16  Customer Contracts, Other Contracts and Commitments.
                ---------------------------------------------------
     Except as set forth in Schedule 3.16 or on another Schedule hereof referenced on Schedule 3.16, Presto is not a party to any written or oral:

               (i) Presto Customer Contract which individually or in the aggregate is material (amounts to 1% or more of Presto Gross Sales) to the Presto Business which cannot be terminated on 30 days notice or less;

               (ii) single contract providing for an expenditure in excess of $25,000 for the purchase, leasing or licensing of any real property, machinery, equipment, software or other items which are in the nature of capital investment; or any single contract providing for an expenditure in excess of $25,000, or contracts with a single supplier in the aggregate providing for expenditures in excess of $25,000, for the purchase or lease of raw materials, supplies, component parts or other items which are in the nature of inventory;

               (iii) lease of any personal property under which Presto is a lessor and is entitled to receive payments of more than $25,000 in any one calendar year;

               (iv) loan agreement, indenture, promissory note, mortgage, conditional sales agreement, guaranty, surety agreement, installment debt agreement or other similar type of agreement that involves an obligation enforceable against Presto of more than $25,000;

               (v) other contract or commitment which is material to the Presto Business except such that is cancelable on ninety (90) days notice or less without penalty;

               (vi) contract arising outside the normal course of business;

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               (vii)  collective bargaining agreement with any labor union;

               (viii) bonus, incentive compensation, termination benefit plan, post-retirement medical benefit plan, or other similar plan not disclosed on Schedule 3.21;

               (ix) employment agreement with officers, directors, senior executives, or other employees;

               (x) contract or commitment which involves future payments by Presto based upon Presto's sales or profits;

               (xi) agreement between Presto and any of its Shareholders or directors;

               (xii) agreement, contract or commitment, limiting or restraining Presto or any successor thereto from engaging or competing in any manner or in any business related to or competitive with the Presto Business , nor, to Presto's knowledge, is any employee of Presto subject to any such agreement, contract or commitment (the foregoing being exclusive of customer non-solicitation agreements to which Presto employees may be a party and third party trade secret agreements);

               (xiii) agreement, contract or commitment with any consultant or other person or entity for consulting or other services involving in any one case of $25,000 or more.

     Except as described on Schedule 3.16 each of the agreements, contracts, commitments, leases, and other instruments, documents and undertakings listed or required to be listed on Schedule 3.16, or not required to be listed therein because of the amount thereof, is valid and enforceable as to Presto in accordance with its terms; Presto is, and to Presto's knowledge all other parties thereto are, in compliance with the provisions thereof; Presto is not, and to Presto's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and to Presto's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would
     constitute a default thereunder.   Except as listed on Schedule 3.16,
     no written or oral agreement, contract or commitment described or required to be described on Schedule 3.16 requires the consent of any party in connection with the transactions contemplated hereby.

          3.17  No Breach of Statute, Decree, or Order.  Except as
                --------------------------------------
     disclosed on Schedule 3.17 hereto, Presto is not in default under, or in violation of, any applicable statute, law, ordinance, decree, order, rule or regulation of any governmental body, or the provisions of any franchise or license, or any provision of its Articles of Incorporation, or Bylaws.

          3.18  Litigation.  Except as set forth on Schedule 3.18 hereto,
                ----------
     there is no (i) action, suit, claim, or proceeding now pending or, to the knowledge of Presto, threatened against Presto or, to the further knowledge of Presto, any reasonable basis for same, before any court, administrative or regulatory body, or any governmental agency relating to the conduct of the Presto Business or the Presto Assets or the consummation of the transactions contemplated hereby, or (ii) judgments, orders or decrees of any Governmental Entity binding on Presto or the Presto Assets.

          3.19  Presto Accounts Receivable.  The Presto Accounts Receivable
                --------------------------
     are valid and genuine, and have arisen solely out of bona fide sales of goods and services in the ordinary conduct of the Presto Business. Except as described in Schedule 3.19, the Presto Accounts Receivable are not subject to defenses, counterclaims, or offsets. The allowance for collection losses on the Supplemental Balance Sheet has been determined in accordance with GAAP consistent with past practice. Since December 31, 1995, Presto has not written off any accounts receivable except in accordance with past practice, nor has it changed the basis for calculation of the bad debt reserve.

          3.20  Certain Relationships.  Schedule 3.20 sets forth the names
                ---------------------
     of all current officers and directors of Presto. Neither Presto nor any directors, officers, agents or employees of Presto has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. None of the stockholders, officers or directors of Presto or any entity controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Presto Business, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the Presto Business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to Presto other than claims in the ordinary course of business, (iv) has sold to, or purchased from, Presto any assets or property for aggregate consideration in excess of $25,000 since January 1, 1996, or
     (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Presto Business provides services of any nature to any such individual or entity, except to such individual in his capacity as an employee of the Presto Business.

          3.21  Benefit Plans.  Schedule 3.21 sets forth any employee
                -------------
     benefit plan, fund, program or arrangement (including but not limited to employee benefit plans as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or payroll practices including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, deferred compensation, bonus, stock purchase, and scholarship programs which Presto, the Shareholders or any trade or business (whether or not incorporated) which is under control or which has ever been treated as a single employer with Presto or the shareholders under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1985, as amended (the "Code") ("ERISA Affiliate") maintains, sponsors, contributes to or is obligated to contribute thereunder ("Plan"). True, correct and complete copies of the following documents with respect to each of the Plans have been made available or delivered to Buyer by Presto; (i) any plans and related trust documents and amendments thereto; (ii) the three most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; (v) material written communications to employees relating to the Plans; and (vi) written descriptions of all non-written agreements relating to the Plans. Except as otherwise described on Schedule 3.21, (i) each Plan has been operated in conformity with its terms and applicable laws (including but not limited to the Code and ERISA); (ii) all notice and continuation coverage requirements under any group health plan provided by Presto or ERISA Affiliate at Presto has been provided in conformity with the Code and ERISA; (iii) Presto has or will have made on or before the Closing Date all contributions required under any Plan for all plan years beginning before the Closing Date and has no indebtedness, or obligation to incur indebtedness, to any Plan outstanding; and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date; (iv) a letter has been received from the Internal Revenue Service determining that each Plan intended to qualify under
     Section 401(a) of the Code, as amended by the Retirement Equity Act and the Deficit Reduction Act of 1984 and by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Unemployment Compensation Amendments Act of 1992 and the Omnibus Budget Reconciliation Act of 1993 are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred which has resulted in the revocation of such qualification or exemption; (v) neither Presto nor any ERISA Affiliate of Presto sponsors or maintains and are not required to contribute to any defined benefit pension plan (as defined in Section 3(35) of ERISA), is a party to and has not contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan"); (vi) no prohibited transaction (as defined in either Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Plan; (vii) Presto has complied with all reporting and disclosure requirements under ERISA and the Code to the extent applicable to any Plan; and (viii) no director, officer or employee of Presto, to the extent he or she is a fiduciary with respect to any Plan, has breached any responsibility or obligation imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under, by or on behalf of any Plan, participant, beneficiary, alternate payee, co-fiduciary or former fiduciary, and there has been no actual, or to the knowledge of Presto and the Principal Shareholders threatened litigation or governmental administrative action concerning or involving any such Plan. Except with respect to the individuals listed on Schedule 3.21(a), no current or former employees of Presto (or their beneficiaries) are entitled to any post-retirement health or life insurance continuation coverage under any Plan except as may be required under COBRA and at the expense of the participant or the participant's beneficiary. The execution of this Agreement will not (i) result in any payment becoming due to any current, former or retired employee of Presto or any ERISA Affiliate of Presto, (ii) increase any benefits under any Plan, or (iii) accelerate the payment or vesting of any such benefits. No liability under any Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency. No stock or other security issued by Presto forms or has formed a material part of the assets of any Plan. Neither Presto nor any ERISA Affiliate of Presto has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan; and Buyer will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had it not purchased the Presto Shares from the Shareholders at the Closing in accordance with the terms of this Agreement.

          3.22  Environmental Matters.  Presto and its operations and
                ---------------------
     facilities have been and are in compliance in all material respects with Environmental Laws. Except as described in Schedule

     3.22, no judicial or administrative proceedings or investigations are pending or to Presto's knowledge threatened against Presto or any real property owned, leased or operated by Presto that allege the violation of or seek to impose liability pursuant to Environmental Laws which are likely to give rise to any material Environmental Costs and Liabilities and Presto has not received notice of, nor does either Presto or any Principal Shareholder know or have reason to know of any facts or circumstances which might reasonably be expected to give rise to liability under Environmental Laws, indicating liability for employee exposure to Hazardous Materials. Presto has not disposed or arranged for the disposal of any waste or Hazardous Materials at any location which is listed or proposed for listing under CERCLA, or CERCLIS or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to liability on the part of either Presto or Buyer for site investigation or cleanup costs, remedial work, damages to natural resources or for personal injury except as described in Schedule 3.22. No real property currently or to Presto's knowledge, formerly owned, operated or leased by Presto is located on a site which is listed or proposed for listing under CERCLA or CERCLIS or on any similar state list. Except as disclosed in Schedule 3.22, there are no facts, circumstances or conditions relating to, arising from or attributable to the Presto Business or the Presto Realty or, to the knowledge of Presto, adjacent properties that are reasonably likely to result in Presto or, after the Closing, the Buyer incurring material Environmental Costs and Liabilities. Except as disclosed in Schedule 3.22, there is not now, nor, to Presto's knowledge, has there been in the past, on, in or under any real property owned, leased or operated by Presto (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (ii) any asbestos-containing materials, or (iii) any polychlorinated bipheyls. The Shareholders and Presto have provided Buyer with copies of all audits, assessments, studies, reports, analyses, and results of investigations and any notices, claims or similar documentation relating to Presto, its operations, or any real property currently or formerly owned, operated or leased by Presto or any predecessor and compliance with or potential liability under any Environmental Law that are in the possession, custody or control of Presto or any Shareholder.

          3.23  Labor Relations; Employees.   Schedule 3.23 hereto contains
                --------------------------
     a true and complete list of all persons employed by Presto, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.21) and a list of other terms of any and all agreements affecting such persons. Except as set forth on Schedule 3.23, (i) Presto is not a party to any legally binding written employment or consulting agreement or contract; (ii) Presto has no formal or informal, express or implied, severance or termination notice plan, program or policy, which is effective upon termination of the employment of any employee or consulting arrangement with any Consultant; or upon the consummation of the transactions contemplated hereby (iii) Presto is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, benefits, bonuses or other direct or indirect compensation for any services performed by him or her to the date hereof or amounts required to be reimbursed to any of its employees or consultants; (iv) there is no pending or, to the knowledge of Presto, threatened litigation by any employees or consultants (v) there are no pending or, to the knowledge of Presto, threatened administrative actions or claims with respect to either Presto's relationship to any employee or Consultant including, without limitation, discrimination (whether for sex, age, race, religion, national origin or any other reason); (vi) Presto is and for the past three years has been in compliance with all federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, except to the extent that any noncompliance would not have a material adverse effect on the Presto Business or the Presto Assets; (vii) there is no unfair labor practice complaint against Presto pending or to the knowledge of Presto threatened before the National Labor Relations Board or any comparable state, local or foreign agency; (viii) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Presto, threatened against Presto; and (ix) Presto is not a party to any collective bargaining agreement not listed on Schedule 3.23 and none is currently being negotiated.

          3.24  (INTENTIONALLY OMITTED)

          3.25  Insurance.   Presto has insurance policies in full force
                ---------
     and effect for such amounts as are sufficient for material compliance with all requirements of law and of all agreements to which Presto is a party or by which it is bound. Set forth in Schedule 3.25 is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to Presto, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. Except as set forth in Schedule 3.25, no event relating to Presto has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to Presto's knowledge, no threat has been made to cancel any insurance policy of Presto during such period. Except as noted on Schedule 3.25, all such insurance will remain in full force and effect with respect to periods before the Closing. No event has occurred, including without limitation, the failure by Presto to give any notice or information or Presto giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Presto under any such insurance policies.

          3.26  Dividends.  Except as described in Schedule 3.26, Presto
                ---------
     has not made any declaration, setting aside or payment to the holders of its Presto Shares of any dividends or other distributions in respect of its Presto Shares to be paid after the date of this Agreement or agreed or become obligated to take any such action.

          3.27  No Pending Transactions.  Except for this Agreement, Presto
                -----------------------
     is not a party to or bound by any agreement, undertaking or commitment
     (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

          3.28  Minute Books and Records.  The Presto minute books and any
                ------------------------
     other significant corporate records of Presto are now and will be substantially complete and correct as of the Closing Date and have been maintained in accordance with good business practices.

          3.29  Broker's Fees.  Other than Goldman, Sachs & Co., neither
                -------------
     Presto nor any person or entity acting on behalf of Presto has retained or engaged any investment banking firm, broker, finder or agent or agreed to pay any other Person any investment banking fee, brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          3.30  Financial Institution Relationships.  Schedule 3.30 hereto
                -----------------------------------
     includes a complete and accurate list, as of the date of this Agreement and, as will be supplemented in writing by Presto to Buyer at least three business days prior to the Closing, of (i) each and every bank and account number in which Presto or Presto Transportation, Inc. has an account together with the names of all persons authorized as signatories to draw thereon, and the cash balance of each such account; (ii) a description of all lines of credit extended in favor of Presto together with the name of the institution issuing such line of credit, the balance of the amount drawn thereon, and such additional information as Buyer may hereafter request; and (iii) each and every safe deposit box maintained by Presto and Presto Transportation, Inc., together with the names of all persons authorized to have access thereto and the property contained in each such safe deposit box.

          3.31  Spousal Consents.  Each Shareholder represents and warrants
                ----------------
     that Schedule 3.31 hereto correctly identifies (i) his or her spouse and (ii) any person who has been his or her spouse at any time since January 1, 1996.

          3.32  Customers and Suppliers.  Schedule 3.32 sets forth (a) a
                -----------------------
     list of (i) the ten largest customers of Presto based on sales during the fiscal year ended December 31, 1995 and (ii) the ten largest customers of Presto during the six months ended June 30, 1996, showing the approximate total sales by Presto to each such customer during the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, respectively, (b) a list of (i) the ten largest suppliers of Presto based on purchases during the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, showing the approximate total purchases by Presto from each such supplier during the fiscal year ended December 31, 1995, and the nine months ended September 30, 1996, respectively.

          3.33  Product Actions.  Paragraph 3.33 sets forth all recalls and
                ---------------
     withdrawals of products and other similar federal, state or private actions with respect to products manufactured or sold by Presto during the past three years ("Product Actions"). To the knowledge of Presto, no facts or circumstances exist that could reasonably be expected to result in a Product Action.

          3.34  Compliance With Law; Permits.  Presto has complied with
                ----------------------------
     each Law, judgment, order and decree of any Governmental Entity to which Presto or its business, operations, assets or properties is subject and is not currently in violation of any of the foregoing. Presto owns, holds, possesses or lawfully uses in the operation of its business all licenses, permits, authorizations, and approvals (collectively, "Permits") which are in any manner necessary for it to conduct the Presto Business as now or previously conducted or for the ownership and use of the Presto Assets, free and clear of all Liens
     and in compliance with all Laws.   Seller is not in default, nor has
     it received any notice of any claim of default, with respect to any such Permits.

          3.35  Material Facts.  Neither this Agreement nor any schedule
                --------------
     hereto, or any written statement or certificate required by Paragraphs
     7.1 and 7.3 furnished at the Closing as required herein by Presto or the Principal Shareholders, contains or will contain an untrue statement of fact or omits or will omit to state a fact that is necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not materially misleading. None of the Shareholders or Presto has failed to disclose to Buyer any fact which would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations or prospects of the Presto Business, or which is otherwise material to the Presto Business.

          3.36   Presto Transportation. Presto Transportation, Inc. is a
                ----------------------
     corporation organized, existing, and in good standing under the laws of the State of Missouri. Presto Transportation, Inc. has the requisite corporate power and authority to own, lease and use its properties and to transact business, in the manner it is conducting
     same as of the date hereof.   Presto Transportation, Inc. has no
     subsidiaries and no shares of any corporation or any ownership or other interest or investment either of record, beneficially or equitably, in any association partnership, joint venture or other legal entity. Presto Transportation, Inc. has no Liabilities not included or reflected in the Presto Supplemental Balance Sheet. The entire authorized capital stock of Presto Transportation, Inc. consists of 100,000 shares of common stock. As of the Closing Date there will be issued and outstanding 100,000 shares of Presto Transportation, Inc. common stock, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no shares of preferred stock or shares of any other series or class of common stock or shares of any other type of security either authorized or outstanding. Presto Transportation, Inc. does not have any right or obligation to purchase or redeem or otherwise acquire any shares of Presto Transportation, Inc. capital stock. There (i) are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Presto Transportation, Inc. to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Presto Transportation, Inc., (ii) are no restrictions on the transfer of any shares of capital stock of Presto Transportation, Inc. and (iii) are no requirements of Presto Transportation, Inc. to vote any shares of capital stock of Presto Transportation, Inc.

                                   SECTION IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------
          Buyer hereby makes the following representations and warranties, each of which shall be true and correct on the Closing Date.

          4.1  Corporate Status.  Buyer is a corporation organized,
               ----------------
     existing and in good standing under the laws of the State of Delaware, and has the corporate power and the authority to own and use its properties and to transact the business in which it is engaged and has the corporate power to enter into and consummate this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          4.2  Authorization of Agreement.   The execution and delivery of
               --------------------------
     this Agreement do not, and the compliance with and the fulfillment of, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of Buyer or result in the acceleration of, any obligation under any agreement or instrument to which Buyer is a party or is bound, or violate any order, judgment, award or decree to which it is a party or to which it is subject which violation, conflict, breach, default or acceleration could have a material adverse effect on the consummation of the transaction contemplated hereby. At or prior to the Closing Date, Buyer will have furnished to Presto and the Shareholders true and correct copies of all resolutions and/or other certificates or documents authorizing Buyer to consummate the transactions contemplated hereunder, which resolutions and documents will constitute all action required by law or the Certificate of Incorporation and Bylaws of Buyer to authorize and approve the execution, delivery and performance of this Agreement.


          4.3  Broker's Fees.  Buyer  has not retained or engaged any
               -------------
     investment banking firm, broker, finder or agent or agreed to pay any investment banking firm, brokerage fee, finder's fee or commission for which Presto or any Shareholder is or will be liable with respect to the transactions contemplated by this Agreement.

          4.4  Financing.  Attached hereto as Schedule 4.4 is a true and
               ---------
     complete copy of an executed commitment letter dated October 11, 1996 from NationsBank of Texas, N. A. (the "Financing Commitment").

          4.5  Investment Representation.  Buyer represents to Presto and
               -------------------------
     the Shareholders of Presto that the acquisition of the Presto Shares contemplated herein is being done for its own account, for investment and not with a view to sale or distribution of thereof or any other Presto securities.

                                    SECTION V
                      COVENANTS OF PRESTO AND SHAREHOLDERS
                      ------------------------------------
          5.1  Operation of Business.  Presto and Shareholders covenant and
               ---------------------
     agree with Buyer that from and after the date of this Agreement and until the Closing Date, except as described in

     Schedule 5.1 and except as Buyer may hereafter agree in writing, that:

               (i) The Shareholders will not sell, transfer, or convey any interest in the Presto Shares or otherwise render themselves unable to perform their obligations hereunder at the Closing;

               (ii) Presto shall not issue or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash (except as described in Schedule 3.26), securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto;

               (iii) Presto's business shall be conducted only in the ordinary and usual course consistent with past practice;

               (iv) Presto will not sell, lease or dispose of or encumber any assets other than sales of products in the ordinary course of the Presto Business or move any Presto Fixed Asset to any location other than to the Presto Realty;

               (v) Presto will not make any capital expenditure or enter into any lease of capital equipment or real estate outside the normal course of business;

               (vi) Presto will not create, assume, incur or guarantee any indebtedness other than (1) in the usual and ordinary course of business and with a maturity date of less than one year or (2) that incurred pursuant to existing contracts disclosed in the Schedules delivered pursuant hereto;

               (vii) Presto will not make or institute any unusual or novel method of transacting business or change any accounting procedures or practices or its financial structure;

               (viii) Presto will not make any amendments to or changes in its Articles of Incorporation or Bylaws;

               (ix) Presto shall not effect any transaction with any related party, including without limitation directors, officers, and shareholders and affiliates of the same, except as required under an existing agreement or arrangement the terms of which are described in the

          Schedules accompanying this Agreement, nor shall Presto enter into any new contract or arrangement with any of the related parties described above.

               (x) Presto will not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices;

               (xi) Presto will not grant to any employee of Presto any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any employee, except as may be required under employment or termination agreements in effect on the date of this agreement or based on annual reviews in the ordinary course of business consistent with past practice;

               (xii) Presto will not adopt or amend any Plan or collective bargaining agreements, except as required by Law;

               (xiii) Presto will maintain in full force and effect all insurance described in Schedule 3.25;

               (xiv) neither the Shareholders nor Presto will take any action as a result of which any representation or warranty of the Principal Shareholders, the Minority Shareholders or Presto in
          Section III would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking of such action; and

               (xv) Presto will not make any principal payments on outstanding funded debt, other than scheduled principal payments, or pay any amounts for deferred compensation (including any amounts for Performance Shares Plan). Buyer acknowledges that Presto expects to make substantial payments with respect to Presto's Performance Shares Plan simultaneously with the Closing.

          5.2  Preservation of Business.  Presto shall carry on its
               ------------------------
     business diligently and substantially in the same manner as heretofore conducted and shall use all reasonable efforts to keep its business organization intact, including its present employees and its present relationships with suppliers and customers and others having business relations with it. Presto will at all times use all reasonable efforts to maintain in inventory quantities of goods, materials and supplies sufficient to allow the continuation and operation of the Presto Business, after the Closing Date, free from any material shortage of such items.

          5.3  Full Access.   Prior to the Closing, upon reasonable notice
               -----------
     from Buyer to Presto, Presto will and the Shareholders will cause Presto to afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to the employees, assets, facilities and the books and records of Presto so as to afford Buyer full opportunity to make such review, examination and investigation of the Presto Business as Buyer may desire to make. Buyer will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, Presto will promptly furnish or cause to be furnished to Buyer such financial and operating data and other information as Buyer may reasonably request.

          5.4  (INTENTIONALLY OMITTED)

          5.5  Books, Records, and Financial Statements.  Presto shall
               ----------------------------------------
     maintain its books and financial records in accordance with GAAP consistently maintained and applied, and on a basis consistent with the past practices of Presto. Said books and financial records shall fairly and accurately reflect the operations of Presto. Presto shall furnish to Buyer promptly, as available, financial statements and operating reports applicable to the operations of Presto since June 30, 1996. Prior to the Closing, within thirty (30) days of the end of each quarter, the Shareholders shall cause Presto deliver to Buyer an unaudited income statement and an unaudited balance sheet of Presto for the quarter then ended (collectively, the "Quarterly Financial Statements"). The Quarterly Financial Statements shall be certified by the Chief Financial Officer of the Company. Such certification shall state that: (a) the Quarterly Financial Statements were prepared in accordance with GAAP and practices consistent with those followed in the preparation of the financial statements delivered pursuant to Paragraph 3.6 hereof; and (b) no material adjustments to such Quarterly Financial Statements are required for a fair presentation of the financial condition and results of operations of the Presto Business for the period covered by such statements. Prior to the Closing, within twenty (20) days of the end of each month, the Shareholders shall cause Presto to deliver to Buyer an unaudited income statement and unaudited balance sheet for the month then ended.

          5.6  Presto Transportation Shares.  The Shareholders agree to
               ----------------------------
     transfer, convey, assign and deliver to Buyer at the Closing, without additional consideration, all of the capital stock of Presto
     Transportation, Inc. not owned by Presto, free and clear of all Liens.

          5.7  Waiver of Any Prior Agreements.  Presto and each Shareholder
               ------------------------------
     hereby (i) consent to all of the transactions provided for herein and to all transactions necessary or appropriate to carry out the intent of this Agreement; (ii) acknowledge that Buyer shall be entitled to exercise its rights as set forth herein and to obtain, on the Closing Date (and retain thereafter) rights in and to the Presto Shares being acquired hereunder, free from any and all restrictions on transfer, pledge, hypothecation, voting, or otherwise except for the usual restrictions imposed on distributions of securities by state and federal securities laws; and (iii) waive in their entirety for all time any and all rights which the Shareholder(s) and/or Presto may have to object to, or prevent, restrict or in any other way affect the rights granted to Buyer herein or the right of Buyer to obtain title to the Presto Shares free and clear of any Lien, including, without limitations, any and all repurchase rights, rights of first refusal, and other rights or restrictions.

          5.8  Environmental Audit.  Buyer and its consultants shall have a
               -------------------
     right to enter the Presto premises in order to conduct an assessment of possible environmental contamination, including taking soil samples and conducting other practices that are customary in connection with environmental audits.

          5.9  Notification.   Prior to the Closing, the Shareholders shall
               ------------
     cause Presto to notify Buyer, and Buyer shall notify Presto, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Presto or the Shareholders or Buyer, as the case may be, which challenges the transactions contemplated hereby.

          5.10  No Inconsistent Action. Neither Buyer nor the Shareholders
                ----------------------
     shall take any action which is materially inconsistent with their respective obligations under this Agreement.

          5.11  Acquisition Proposals.  From and after the date of this
                ---------------------
     Agreement unless this Agreement is terminated under the provisions of
     Section X, neither Presto nor any Shareholder shall, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Presto or any Shareholder to solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving Presto or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Presto.

          5.12  Cooperation.  Buyer, on the one hand, and Presto and the
                -----------
     Shareholders, on the other hand, shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any Governmental Entity or any third party, necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

          5.13  Satisfaction of Conditions.  Without limiting the
                --------------------------
     generality or effect of any provision of Sections VII or VIII, prior to the Closing, each of the parties will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

          5.14  Notice of Material Adverse Changes  Presto and the
                ----------------------------------
     Principal Shareholders shall cause Presto to notify Buyer as soon as practical in writing (and in any event before Closing) if prior to Closing (1) Presto or a Principal Shareholder has knowledge of a material adverse change in the business relationship of Presto with any customer or supplier of Presto named in Schedule 3.32 or (2) any person listed in Schedule 2.10 has knowledge that a customer or supplier named in said schedule advises Presto after the date hereof that it intends to discontinue its relationship with Presto or materially reduce the level of business it conducts with Presto, whether as a result of the consummation of the transaction contemplated by this Agreement or otherwise.

                                   SECTION VI
                       ADDITIONAL COVENANTS OF THE PARTIES
                       -----------------------------------
          6.1  Section 338 Election.
               --------------------
               (a) Each of the Shareholders, Presto and the Buyer shall elect to file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law other than under the laws of the State of California, to the extent such exclusion from the Election is permitted under California law with respect to the purchase of the Presto Shares (collectively the "Election"). The Shareholders, Presto and the Buyer shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election. The Shareholders and Presto shall comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. The Shareholders, Presto and the Buyer shall take no action which is inconsistent with the Election or its validity under the Code and the applicable Treasury Regulations.

               (b) On the Closing Date, each of the Shareholders and their spouses shall execute and deliver to the Buyer five copies of Internal Revenue Service Form 8023-A provided by the Buyer and any similar forms under applicable state, local or foreign law other than the State of California (the "Election Forms").

               (c) As soon as practicable after the Closing Date, Buyer, and the Principal Shareholders, directly or through their representatives, shall meet and confer to seek agreement among them as to the allocation of the Modified Aggregate Deemed Sales Price (as defined below) among the assets of Presto in accordance with the principles of Treasury Regulation Section 1.338(h)(10) - 1(f)(i)(ii) (the "Sales Price Allocation"). The term "Modified Aggregate Deemed Sales Price" shall mean an amount resulting from the Election, determined pursuant to Treasury Regulation Section 1.338(h)(10) - 1(f) without regard to items described in Treasury Regulation Section 1.338(h)(10) - 1(f)(4) (provided that the Shareholders and Presto may take such items into account in filing Tax Returns). In the event the Buyer and the Principal Shareholders reach agreement as to such allocation, the Shareholders, Presto and the Buyer shall file all Tax Returns in a manner consistent with the agreed to Sales Price Allocation. If the parties, after meeting and conferring in good faith are unable to reach agreement as to such Sales Price Allocation, neither Buyer nor Principal Shareholders shall be under any obligation to file tax returns consistent with other party's Sales Price Allocation.

               (d) The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. The Buyer shall provide the Principal Shareholders with copies of (i) any necessary corrections, amendments, or supplements to Form 8023-A, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and
          (iii) any comparable forms and attachments with respect to any applicable state, foreign, or local elections being made pursuant to the Election. The Shareholders (and their respective spouses) shall execute and deliver to the Buyer within five days of receipt by the Principal Shareholders such documents or forms as are required properly to complete the Election. The Shareholders, Presto and the Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Shareholders or the Buyer in order to timely file the Election and any other required statements or schedules. The Shareholders (and their respective spouses) shall promptly execute and deliver to the Buyer any amendments made to Form 8023-A (and any comparable state, local and foreign forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable law.

          6.2  Cooperation and News Releases.  Buyer and Presto will fully
               -----------------------------
     cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement. Presto and Buyer will advise each other of the text of any news release to be issued concerning the subject acquisition and will not make any news release or otherwise permit information concerning the subject acquisition to become public without the consent of both Buyer and Presto provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any stock exchange applicable to it, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

          6.3  Confidential Treatment and Return of Documents.  Until
               ----------------------------------------------
     completion of the transactions contemplated hereby, Buyer will hold in confidence all documents and information concerning Presto furnished to Buyer and its representatives in connection with the transactions contemplated by this Agreement and otherwise made available to it, and will use such information only in connection with such transactions. All such documents and information will be deemed held by Buyer and Presto pursuant to the previously executed Confidentiality Agreement, which shall not be deemed limited or restricted by the provisions of this paragraph 6.3. Until completion of the subject transaction, Buyer will not release or disclose such information to any other person, except Buyer's outside accountants, attorneys, financing sources and their advisors and other consultants in connection with the transaction contemplated by Agreement.

          6.4  Further Assurances.  Each of the parties hereto agrees to
               ------------------
     execute and deliver such instruments and take such action as may be reasonably required in order to effect the transactions contemplated by this Agreement.

          6.5  Shareholder Access to Records.  The Shareholders, personally
               -----------------------------
     or through their designated representatives, shall have reasonable access to the records of Presto following the Closing so as to permit them to prepare Tax Returns, file any reports required by law or perform other like tasks, to the extent that the records sought to be reviewed by them relate to matters and transactions occurring on or before the Closing Date and the inspection is carried out upon reasonable notice and during normal business hours.

          6.6  Consents.  As promptly as practicable after the date of this
               --------
     Agreement, Presto and the Shareholders shall effect all filings, registrations and requests for consent with, and use best efforts to obtain all consents, authorizations, approvals and declarations from, all third parties and government agencies required under laws applicable to Presto or the Shareholders or contracts to which Presto or the Shareholders are party for Presto and the Shareholders to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Presto and the Shareholders shall provide Buyer with drafts of their Hart-Scott-Rodino filing and with any information regarding the Presto needed for Buyer's Hart-Scott-Rodino filing. Presto shall use reasonable commercial efforts to obtain consents required, if any, in order to enable Presto to retain after the Closing all rights under existing real and personal property leases and other contracts, without modification. Buyer shall use reasonable efforts to assist Presto and the Shareholders as reasonably requested with all matters described above in this paragraph 6.6. In addition, as promptly as practicable after the date hereof, Buyer will make all filings with governmental bodies and other regulatory authorities (including under the Hart-Scott-Rodino Act), and use all reasonable commercial efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary under laws applicable to Buyer or contracts to which Buyer is party for Buyer to consummate the transactions contemplated by this Agreement.

          6.7  No WARN Notice.  It is expressly understood by the  parties
               --------------
     hereto that, in light of Buyer's intention to not close any Presto facility or to take any other action that would otherwise require the giving of any notice under the Workers Adjustment and Retraining Act (the "WARN Act"), any obligation to provide any notice under the WARN Act shall be that of Buyer and not of the Shareholders or, before the Closing, of Presto.

          6.8  401(k) Plan.  Buyer agrees to cause the "401(k) plan" that
               -----------
     it maintains to credit service with Presto for purposes of determining eligibility to participate thereunder to the extent Presto employees participate in such plan.

          6.9  Covenant Not to Compete; Confidentiality.  Each Principal
               ----------------------------------------
     Shareholder agrees that for a period of three years after the Closing Date, it will not, directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacturing or marketing of products that are competitive with the products produced by Presto on the Closing Date or that otherwise competes with the Presto Business or (ii) disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors and employees of Buyer, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). No Principal Shareholder shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Principal Shareholders, shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Paragraph 6.9, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the Presto Business, including, without limitation methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, or
     (b) becomes generally available to the public other than as a result of a disclosure by any Shareholder not otherwise permissible thereunder, or (c) any Shareholder learns from other sources where such sources have not violated their confidentiality obligation to Buyer. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Paragraph

     6.9 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

          6.10  Non-Solicitation.  Until the third anniversary of the
                ----------------
     Closing Date, none of the Principal Shareholders will directly or indirectly solicit or offer employment to any persons presently engaged in the Business on the Closing Date (i) who is then an employee of Buyer, or (ii) who has terminated such employment without the consent of Buyer within 180 days of such solicitation or offer.

          6.11  No Breach by Presto.    Buyer  will not cause or permit
                -------------------
     Presto (1) to breach any obligations under Presto's employee benefit plans existing at the Closing or (2) to fail to pay when due the 1996 Bonus Profit Sharing Plan and Profit Sharing Incentive Plan and the discretionary 401(k) plan in accordance with such plans and past practices.

                                   SECTION VII
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                   -------------------------------------------
          The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Closing Date (or such sooner date as may be agreed upon by the parties hereto) of each of the following conditions, subject, however, to the right of Buyer to waive any one or more of such conditions in whole or in part:

          7.1  Correctness of Representations and Warranties.  The
               ---------------------------------------------
     representations and warranties of Presto and the Shareholders contained in this Agreement, and in the Schedules and closing documents pertaining hereto, shall be true and complete in all material respects on the Closing Date as if made on and as of said date (except as to any representation or warranty which specifically relates to an earlier date) and Buyer shall have received a certificate to that effect signed by an officer of Presto and by each Shareholder to the extent of such Shareholder's representation.

          7.2  No Material Adverse Change in Business or Properties.
               ----------------------------------------------------
     Between the date hereof and the Closing Date, the Presto Business and the Presto Assets shall not have been affected in a material, adverse manner or substantially interfered with (except as the same may be adequately covered by insurance the proceeds of which are payable to Presto) as a result of fire, explosion, earthquake, disaster, any action of the United States or other governmental authority, riots, civil disturbances, uprisings, activity of the Armed Forces, or act of God or the public enemy or by any like event or occurrence.

          7.3  Compliance with Agreement.  Presto and the Principal
               -------------------------
     Shareholders shall have performed and complied with all obligations and requirements of this Agreement which are contemplated hereunder to be performed or complied with by Presto prior to the Closing Date, and Buyer shall have received a certificate to that effect signed by an officer of Presto and each Principal Shareholder.

          7.4  Opinions of Counsel.
               -------------------
               (a) Buyer shall have received from Messrs. Inglis, Ledbetter and Gower, counsel to Presto, an opinion of such counsel which opinion will expressly provide that Buyer's senior lenders may rely thereon, dated as of the Closing Date, as follows:

                    (i) Presto is a corporation organized and existing and in good standing under the laws of the State of California, has full corporate power and authority to own and use its properties and to transact the business in which it is engaged in, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed in Schedule 3.1.

                     (ii) Presto's duly authorized capital stock consists of 1,600,000 shares of common stock, of which there are 100,000 shares of Series A Voting Common Stock and 1,500,000 shares of Series B Non-voting Common Stock authorized. There are 1,306,561 shares of Presto Shares issued and outstanding, consisting of 16,623 shares of the Series A Voting Common Stock and 1,289,938 shares of the Series B Non-voting Common Stock. All of the Presto Shares have been duly authorized, validly issued, fully paid and
               nonassessable.   There are no (i) options, warrants, calls,
               subscriptions, conversion or other rights, agreements or commitments obligating Presto to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Presto, (ii) restrictions on the transfer of any shares of capital stock of Presto except as described in the last sentence of paragraph 3.2 or (iii) requirements of Presto or any Shareholder to vote any shares of capital stock of Presto.

                    (iii) Presto has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Presto have been duly authorized by all requisite corporate action on the part of Presto, and this Agreement (exclusive of the provisions of paragraph 6.9) and the Escrow Agreement constitute the valid and binding obligations of Presto and the Principal Shareholders (as applicable), enforceable against each of them in accordance with their respective terms except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The opinion as to the Escrow Agreement specifically need not address issues of perfection or priority of the security interest described therein.

                    (iv) To such counsel's knowledge and except as set forth on any of the Schedules to this Agreement, Presto is not a party to, subject to or bound by any judgment, order, writ, injunction, or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance by Presto of this Agreement or which could prevent the carrying out of this Agreement, which opinion may limit or disclaim any special investigation on the part of such counsel.

                    (v) To such counsel's knowledge and except as set forth on any of the Schedules to this Agreement, Presto is not subject to or bound by any judgment, order, writ, injunction or decree of any court or of any governmental body or of any arbitrator known to counsel which could prevent the use by Presto of the material Presto Assets taken as a whole, or the conduct by the Presto of business material to the Presto Business taken as a whole, in each case in accordance with present practices, after the Closing Date, or which would create any security interest, lien or other encumbrance against the Presto Assets, which opinion may limit or disclaim any special investigation on the part of such counsel.

                    (vi) To such counsel's knowledge and except as set forth on any of the Schedules to this Agreement or as specified in its opinion, there is no action, suit or proceeding pending against Presto which if determined adversely to Presto would have a material adverse effect on the Presto Assets or the Presto Business, which opinion may limit or disclaim any special investigation on the part of such counsel.

                    (vii) The Shareholders are the record and beneficial
               owners of the Presto Shares Attributed to them, which opinion may be based solely on the stock transfer records of Presto and written declarations of the Shareholders.

                    (viii) Assuming that Buyer has no knowledge of a "adverse claim", that Buyer has acted in "good faith" and that Buyer has not been a party to any "fraud or illegality" (as such terms are used in California Commercial Code
               Section 8302) affecting the Presto Shares Buyer will own the Presto Shares of record and beneficially as of the Closing, free and clear of all "adverse claims" arising from the acts or omissions of the Shareholders, which opinion may be based solely on the stock transfer records of Presto and the written declarations of the Shareholders.

          7.5  Waiting Period.  Any waiting period or approval required in
               --------------
     connection with information required to be filed with the Federal Trade Commission and the United States Department of Justice in accordance with any applicable law relating to the consummation of the transactions contemplated hereby shall have elapsed or been waived by such governmental agency.

          7.6  Consent to Transfer.  A consent to transfer or such other
               -------------------
     authorization as may be required shall have been issued by the California Department of Corporations with respect to the sale of the Presto Shares contemplated hereby, and no other or further approval, consent, qualification or act of any regulatory agency or governmental body shall be required to consummate the subject transactions.

          7.7  Absence of Litigation.  No suit , action, claim or
               ---------------------
     governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

          7.8  Consents.  All consents and approvals of third parties
               --------
     necessary to insure that Presto will continue to have after the Closing in all material respects the same full rights in respect of the Presto Assets as Presto had immediately prior to the Closing shall have been obtained and delivered to Buyer.

          7.9  Changes in Syndication Markets.  There shall not have
               ------------------------------
     occurred and be continuing a material adverse change in the market for syndicated bank credit facilities generally or a material disruption of, or a material adverse change in, financial, banking or capital market conditions generally.

          7.10  Material Adverse Change.  There shall not have occurred in
                -----------------------
     the reasonable opinion of NationsBank of Texas, N.A. and NationsBank Capital Markets, Inc. any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Presto and its subsidiary, taken as a whole.

          7.11  Escrow Agreement.  The Principal Shareholders shall have
                ----------------
     delivered to Buyer a duly executed Escrow Agreement in substantially the form attached hereto as Exhibit A.

          7.12  Performance Share Plan.  Presto's Performance Share Plan
                ----------------------
     shall have been terminated.

          7.13   Permits.  Buyer shall have obtained all consents,
                 --------
     approvals, clearances, and authorizations of all Governmental Entities which are required under Permits necessary to the operation of the Presto Business.

                                  SECTION VIII
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       -----------------------------------
                           OF PRESTO AND SHAREHOLDERS
                           --------------------------
          The obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to fulfillment on or before Closing Date (or such sooner date as may be agreed upon by the parties hereto) of each of the following conditions, subject, however, to the right of the Principal Shareholders, as the authorized representative of all of the Shareholders, to waive any one or more of such conditions in whole or in part.

          8.1  Correctness of Representations and Warranties.  The
               ---------------------------------------------
     representations and warranties of Buyer contained in this Agreement, and in the closing documents pertaining hereto, shall be true and complete in all material respects on the Closing Date.

          8.2  Compliance with Agreement.  Buyer shall have performed and
               -------------------------
     complied with all material obligations and requirements of this Agreement which are contemplated hereunder to be performed or complied with by Buyer prior to the Closing Date.

          8.3  Waiting Period.  Any waiting period or approval required in
               --------------
     connection with information required to be filed with the Federal Trade Commission and the United States Department of Justice in accordance with any applicable law relating to the consummation of the transactions contemplated hereby shall have elapsed or been waived by such governmental agency.

          8.4  Consent to Transfer.  A consent to transfer or such other
               -------------------
     authorization as may be required shall have been issued by the California Department of Corporations with respect to the sale of the Presto Shares contemplated hereby, and no other or further approval, consent, qualification or act of any regulatory agency or governmental body shall be required to consummate the subject transactions.

          8.5  Absence of Litigation.  There shall not be pending nor shall
               ---------------------
     there be any open and bona fide threat of any suit, action or other proceeding or investigation before any court or governmental agency to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement, or the consummation of the transactions contemplated hereby.

                                    SECTION IX
                                     CLOSING
                                     -------
          9.1  The Closing.  The closing of the purchase and sale of the
               -----------
     Presto Shares (herein the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas on December 2, 1996 or such other date and time (such date being referred to herein as the "Closing Date") and place as the parties may mutually agree; provided, however, that if any of the conditions to Closing set forth in this Agreement have not been satisfied or waived by the party entitled to the benefit of such condition prior to the Closing Date, the Closing will take place on the third business day after all the conditions have been satisfied or waived; provided, further that if the Closing does not occur by December 15, 1996, Presto and the Principal Shareholders may require the Closing Date to take place on January 1, 1997.

          9.2  Procedures at Closing.  At the Closing, the parties shall
               ---------------------
     take the following steps in the order listed below; provided that upon their completion all such steps shall be deemed to have occurred simultaneously.

               (a) Presto Shares. At the Closing, each Shareholder shall tender, assign, sell and deliver to Buyer, share certificates representing all of his or her Presto Shares (which shall include all the Presto Shares shown on Schedule 3.3 as registered in the name of such Shareholder and shall, in the aggregate, constitute all of the issued and outstanding shares of Presto) and shall tender, assign, sell and deliver certificates evidencing all of his or her shares of the capital stock of Presto Transportation Inc.(which shall constitute all of the issued and outstanding shares of the Presto Transportation Inc. not then owned by Presto), together with the instruments of transfer and an other associated forms as may be requested by Buyer or its counsel, including without limitation Federal Form W-9 and any required state tax forms.

               (b) Amendments, Waivers, Releases, Etc. Without in any respect or to any extent limiting the representations and warranties of Presto and/or the Shareholders made elsewhere in this Agreement, the Shareholders and Presto, as appropriate, shall deliver to Buyer and Presto such amendments, waivers, consents, releases, and other instruments as Buyer may reasonably request in order to confirm and assure that Buyer will obtain title to all of the Presto Shares free and clear of any lien, claim, encumbrance, or restriction whatsoever and that Buyer shall in all other respects obtain the rights, privileges, and benefits contemplated by this Agreement.

               (c)  Director Resignations and Replacements; Proxies.
          Presto and the Shareholders shall deliver to Buyer at the Closing
          (i) written resignations from the Presto Board of Directors, effective immediately prior to the Closing and signed by each of the Presto directors and (ii) if requested by Buyer, irrevocable proxies, conforming to the requirements of Section 705 of the California Corporations Code, signed by each Shareholder, and appointing such individuals as Buyer may designate the lawful proxies and attorneys-in-fact of each such Shareholder for the purposes of voting and granting or withholding consents as to such Shareholder's Presto Shares. The certificates representing the Presto Shares shall be delivered in form satisfactory for transfer with signature guaranteed, together with the payment of transfer taxes (if any) and other instruments of transfer in form as may be reasonably requested by Buyer to confirm title to the Presto Shares in Buyer.

               (d) Cash Payment. Buyer shall cause the Unadjusted Closing Payment minus the Escrow Amount to be made as set forth in paragraph 1.2 hereof by wire transfer.

                                    SECTION X
                           TERMINATION AND ABANDONMENT
                           ---------------------------
          10.1  Methods of Termination.  This Agreement shall be terminated
                ----------------------
     and the transactions contemplated shall be deemed abandoned at any time:

                    (a) by mutual consent of Presto, the Shareholders and Buyer, but not later than the Closing Date;

                    (b) in the event the Closing does not take place on or before December 31, 1996, as provided in paragraph 9.1 hereof.

                    (c) by either Buyer or Presto if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

                    (d) by either Buyer or Presto if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within thirty
               (30) days of the date of notice of breach served by the party claiming such material breach, provided that such terminating party shall not also be in material breach of this Agreement at the time notice of termination is delivered; or

                    (e) by Buyer, if on or before the 45th day following the execution hereof, Buyer's lender, NationsBank of Texas N.A. determines that the Phase I and Phase II environmental audit reports that Buyer has obtained at Buyer's sole expense do not meet such lender's criteria for providing financing to Buyer in connection with the subject transaction.

          10.2  Procedure Upon Termination.  In the event of termination
                --------------------------
     and abandonment pursuant to paragraph 10.1 hereof, this Agreement shall terminate and the transactions contemplated hereby shall be conclusively deemed abandoned without further action by Presto or Buyer. If this Agreement is terminated as provided herein, each party will use its best efforts to redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. The Confidentiality Agreement between the parties shall continue to govern the conduct of the parties after such abandonment and termination of this Agreement.

          10.3  Survival of Action for Breach.  Termination of  this
                -----------------------------
     Agreement and abandonment of the subject transactions in accordance with the provisions of this Section X shall neither give rise to any cause of action for breach hereunder or otherwise, nor preclude any claim, suit or cause action that any party might otherwise have hereunder for breach by the other party of any express covenant contained herein.

          10.4  Additional Termination Rights.   At any time before
                -----------------------------
     Closing, Buyer may, if Buyer chooses, seek an opinion of counsel satisfactory to Buyer at Buyer's sole discretion to the effect that Presto then qualifies as an S corporation within the meaning of
     Section 1361(a)(1) of the Code, and pursuant to Section 633(b) of the Tax Reform Act of 1986 and that Presto is not subject to Section 1374 of the Code. If Buyer requests such information within 15 days of the date hereof, Shareholders shall promptly (and in any event within five
     (5) days of Buyer's written request) provide such information as Buyer may reasonably require to determine that the Shareholders are and at all relevant times have been qualifying S corporation shareholders. In the event Buyer does not receive an opinion satisfactory to Buyer to such effect within five business days after the date all of the information requested by Buyer has been provided, Buyer shall have the right to terminate this Agreement by giving Presto written notice thereof, which notice must be received by Presto within one day after the termination of said five-day period. Failure to give Seller such notice shall be deemed Buyer's waiver of such condition and such right of Buyer to terminate. Presto and the Shareholders will cooperate with Buyer and counsel chosen by Buyer within said time period to provide information in the forms of certificates or declarations, as Buyer's counsel may choose, describing the underlying facts relative to such opinion. The Shareholders which are not individuals shall provide copies of the appropriate documents of organization and other materials as Buyer may reasonably request in order to determine if such Shareholder(s) is and has at all relevant times been a qualifying S corporation shareholder or, alternatively, an opinion of counsel, satisfactory to Buyer that such Shareholder is and at all relevant times has been a qualifying S corporation shareholder. If Shareholder provides the documents requested by Buyer as so described, Buyer shall return same on request of such Shareholder and treat the information contained therein (including but not limited to, the dispositive provision of any trust documents) in confidence. It shall be a condition to Buyer's obligation to close the subject transaction that Presto and the Shareholders confirm on the Closing Date the truth and accuracy of the declarations and certificates stating such underlying facts as being true and correct as of the Closing and as of all times since first having provided such certificates and declarations.

                                   SECTION XI
                  INDEMNIFICATION AND LIMITATIONS OF LIABILITY
                  --------------------------------------------
          11.1  Shareholders' Agreement to Indemnify.  Subject to the
                ------------------------------------
     limitations set forth in Paragraph 11.3 and 11.4 hereof, the Principal Shareholders jointly and severally agree (and the Minority Shareholders severally agree, to the limited extent described below) to indemnify and hold harmless Buyer and Presto, and their respective directors, officers, shareholders, employees, and agents ("Buyer's Affiliates"), from and against any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith (herein "Claims" and "Indemnified Claim") which Buyer or Presto, or any of their directors, officers, shareholders, or employees may suffer, or to which any of them may become subject, arising out of:

               (a) any inaccuracy in, or breach of, any representation or warranty of Presto and/or of any Principal Shareholder contained in this Agreement, which includes each schedule hereto; except that each Shareholder does not hereby indemnify Buyer with respect to any breach by Presto of any obligation of Presto to be performed after the Closing; and provided further, that the Minority Shareholders severally agree to indemnify Buyer and its officers, directors, shareholders and employees only with respect to their representations and warranties in paragraph 3.3;


               (b) any failure of Presto or any Shareholder to perform any covenant, agreement or undertaking contained in Section V or
          Section VI of this Agreement;

               (c) any increase in Taxes of Presto, the Buyer or any affiliate in taxable periods ending after the Closing Date resulting from the failure of Presto to qualify as an S corporation within the meaning of Section 1361(a)(1) of the Code immediately before the Closing or the failure of the Shareholders to satisfy their obligations pursuant to Paragraph 6.1 of this Agreement; and

               (d) any and all liabilities owing to any investment banker, broker, finder or financial advisor engaged by Presto or any Shareholder, including without limitation, Goldman Sachs;.

          In the event of any alleged breach of a representation or warranty in Paragraph 3.22 relating to environmental matters, and without limiting any other provision hereof, the Principal
     Shareholders shall have no obligation to indemnify or hold harmless Presto, Buyer, or Buyer's Affiliates unless Buyer:

               (1) provides as prompt notice as is reasonably possible under the circumstances to the Principal Shareholders and makes a written claim for indemnification to the Principal Shareholders hereunder;

               (2) gives the Principal Shareholders or their designee reasonable access to the premises with respect to which such claim relates to investigate the claim and adequately prepare its defense; and

               (3) upon request by Principal Shareholders, provides all reports, samples, tests and other data relating to the claim.

          The Principal Shareholders reserve the right to assume the defense of any such claim based on the breach or alleged breach of the representations and warranties in paragraph 3.22 (relating to environmental matters) without admitting liability therefor and may direct the defense or settlement of any such claim (subject to the provisions of paragraph 11.5(c)) if and only if the Principal Shareholders reasonably determine that the amount of the liability arising out of such claim exceeds will exceed the then unused aggregate deductible described in paragraph 11.4(a).

          11.2  Buyer's Agreement to Indemnify.  Buyer agrees to indemnify
                ------------------------------
     and hold harmless the Shareholders, their agents and affiliates, from and against claims which Shareholders or any of them, or any of Shareholders' agents and affiliates, may suffer, or to which any of them may become subject, arising out of:

               (a) any inaccuracy in, or breach of, any representation or warranty of Buyer contained in this Agreement, (which includes each schedule hereto);

               (b) any failure of Buyer to perform any covenant, agreement or undertaking contained in this Agreement (including, without limitation, this agreement to indemnify) or in any agreement executed and delivered pursuant to this Agreement;

               (c) any claim, action, suit, investigation or proceeding (collectively "Action") which is pending, threatened or asserted after the Closing Date against Shareholders, or to which the property of Shareholders or any of them is subject arising from acts or omissions of Buyer occurring wholly after the Closing Date; and

               (d) any and all liabilities owing to any investment banker, broker, finder or financial advisor engaged by Buyer.

          11.3  Limitations on Liability.  The extent to which any party or
                ------------------------
     parties, whether one or more, entitled to be indemnified under this Agreement (herein "Indemnified Party") shall be entitled to indemnification shall be reduced by (i) any net actual reduction in liability for Taxes that is actually realized by the Indemnified Party with respect to the payment or accrual of the indemnified loss and
     (ii) any insurance proceeds actually received by the Indemnified Party on account of such Claim irrespective of the identity of the party that paid for such insurance, which insurance proceeds shall be conclusively deemed to have reduced the Indemnified Party's damages and injury subject to indemnification hereunder. The Shareholders and the Buyer agree that any indemnity payment hereunder shall be treated on their respective Tax Returns as an adjustment to the purchase price for the Presto Shares. In the event that, notwithstanding such treatment, any indemnity payment is determined to be taxable to the Buyer, then the Shareholders shall indemnify the Buyer for any additional Taxes payable by the Buyer by reason of the receipt of accrual of such indemnity payment (including any payment hereunder).

          11.4  Additional Limitations on Liability of Shareholders.
                ---------------------------------------------------
               (a) The liability of the Shareholders for any and all claims made in respect of any breach of representation or warranty made under Paragraph 11.1(a) shall be subject to an aggregate deductible of One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) which sum shall be treated as a reduction in Buyer's damages.

               (b) Notwithstanding anything to the contrary contained in this Agreement, the maximum liability of all Shareholders to any and all claimants including Indemnified Parties seeking indemnification made in respect of any breach of representation or warranty made under Paragraph 11.1(a) shall not exceed Twenty Five Million Dollars ($25,000,000).

          11.5  Indemnification of Third-Party Claims.  The obligation and
                -------------------------------------
     liability of the any parties to indemnify any person  under this
     Section XI with respect to Claims asserted by third parties shall be subject to the following terms and conditions:

               (a)  Notice and Defense.  The Indemnified Party will give
                    ------------------
          the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section XI, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of any such Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation to the Indemnified Party under this
          Section XI with respect to such Claim unless the Indemnifying Party advises the Indemnified Party in writing that such liability is disputed. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               (b)  Failure to Defend.  If the Indemnifying Party, within
                    -----------------
          10 days after such notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim, or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

               (c)  Indemnified Party's Rights.  Anything in this paragraph
                    --------------------------
          11.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the

          Indemnified Party of a release from all Liability in respect of such Claim.

          11.6  Payment.  The Indemnifying Party shall promptly pay the
                -------
     Indemnified Party any amount due under this Section XI. The right to pursue Claims under any one or more provisions of this Section XI shall not be exclusive of any other rights or remedies at law or equity which the Indemnified Party may have against the Indemnifying Party under this Section XI but the limitations on liability shall nonetheless apply irrespective of the theory of recovery advanced.

          11.7  No Indemnification Claims Against Presto.  Each Shareholder
                ----------------------------------------
     acknowledges (i) that the Shareholders are causing Presto to make the representations and warranties set forth herein solely to facilitate the sale of the Shareholders' Presto Shares to Buyer and, thus, for the benefit of the Shareholders; (ii) that the representations and warranties of Presto and/or the Shareholders herein are for the sole benefit of Buyer; and (iii) that, after the Closing, Presto will be wholly owned by Buyer. Accordingly, each Shareholder agrees that he or she, in his capacity as a shareholder, shall have no claim, for indemnification, contribution or otherwise, against Presto or Buyer, and no defense against an indemnification or other obligation in favor of Buyer hereunder, in connection with or because of any breach of a covenant made by Presto or the inaccuracy of any representation or warranty made by Presto, regardless of whether such Shareholder may be liable to Buyer in connection with such breach of inaccuracy and regardless of whether such Shareholder may have relied on an officer, representative, or agent of Presto in making a representation or warranty herein upon which his obligation to indemnify Buyer is based.

          11.8  Survival of Representations, Warranties and Covenants.
                -----------------------------------------------------
     Except as to (i) the representations and warranties contained in Paragraph 3.3 (relating to title to the Presto Shares), and the covenant in Paragraph 9.2 (relating to the delivery of Presto Shares and other instruments and forms) which shall survive the closing and remain in effect indefinitely, (ii) the representations and warranties contained in Paragraph 3.22 (relating to environmental matters), which shall survive the Closing until the expiration of three (3) years from the Closing Date, (iii) the covenants contained in Paragraphs 6.9 (relating to covenant not to compete) and 6.10 (relating to non-solicitation) which shall survive the Closing for the periods specified therein and (iv) the representations and warranties contained in Paragraph 3.10 (relating to Taxes), which shall survive the Closing until the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any other Governmental Entity against the Presto Assets or the Presto Business, the representations, warranties and covenants of the Shareholders and of Buyer contained in this Agreement shall survive the Closing until the expiration of eighteen (18) months from the Closing Date. Any demand for indemnification or associated action hereunder must be made if at all on or before the time periods described in this paragraph 11.8, by the party making such demand or instituting such action ("Claimant") either (i) instituting litigation
                                          ------
     by that date and serving notice thereof in writing on against whom any such liability is asserted the party(s) ("Indemnifying Parties") within three (3) months of the filing of the complaint or other filing initiating such action or (ii) giving written notice on or
                                   --
     before such date to the Indemnifying Parties (in the case of notice given by Buyer (or its director, officer, shareholder, employee or agent, as appropriate), such notice need be given to not fewer than two (2) Principal Shareholders specifying the nature of the demand or cause of action and the general facts upon which it is or will be based. The requisite degree of specificity shall be that which is reasonable under the circumstances then obtaining. Unless a Claimant hereunder institutes an action in respect of a claim hereunder or provides a written notice with respect to such claim as provided above, in either case on or before the expiration of the time periods described herein, such claim may not be pursued, shall thereafter be deemed irrevocably waived and forever barred.

          11.9  Minority Shareholders.  It is understood that the Minority
                ---------------------
     Shareholders have been intentionally omitted from the provisions of this Section XI, except to the limited extent described in Paragraph
     11.1 (a), and, except as so described, shall have no obligations whatsoever under the provisions of this Section XI.

          11.10  Exclusive Remedy.  To the extent permitted by applicable
                 ----------------
     law, it is the intent of the parties that this Section XI shall provide the exclusive remedy for breach of contract or the failure of any representation or warranty, and no party shall be entitled to circumvent the intent of these provisions by basing a claim in tort or on some other theory of law, whether provided by statute or in the common law.

                                   SECTION XII
                                  MISCELLANEOUS
                                  -------------
          12.1  Survival of Representations and Warranties.  The
                ------------------------------------------
     representations and warranties contained herein or in any schedule or other certificate or document delivered by, or on behalf of, any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the party by whom, or on whose behalf, the same is delivered, and all representations and warranties made by the parties in this Agreement, or delivered pursuant hereto, are incorporated in and constitute a part of this Agreement and shall survive the Closing Date for the period specified in paragraph 11.8.

          12.2  Payment of Fees and Expenses.  Buyer shall pay and be
                ----------------------------
     responsible for all of its own fees and expenses for counsel, financial advisers, accountants and other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein. Presto shall pay and be responsible for all of its own fees and expenses of its counsel, financial advisers, accountants and other experts and all other expenses incurred by it incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

          12.3  Entire Agreement.  This Agreement  any schedules, exhibits
                ----------------
     hereto, the Escrow Agreement and the Confidentiality Agreement referenced in paragraph 6.3 of this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements, whether written or oral between the parties with respect to its subject matter.

          12.4  Modification.  This Agreement may not be modified except by
                ------------
     a writing executed by Buyer, Presto and by the Principal Shareholders, as the authorized representative of all of the Shareholders.

          12.5  Waiver.  The failure by any party to exercise any of its
                ------
     rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.

          12.6  Notices.  All notices, consents, approvals or other
                -------
     notifications required to be sent by one party to another party hereunder shall be in writing and shall deemed served upon the other party if delivered by hand or sent by United States registered or certified air mail, postage prepaid, with return receipt requested, addressed to such other party at the address set out below. If a party hereto changes its address, written notice shall be given promptly to the other parties of the new address. Notice shall be deemed given on the day it is mailed (in the case of delivery by mail) in accordance with the provisions of this paragraph.























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               Presto:   Presto Food Products, Inc.
                         18275 Arenth Avenue
                         City of Industry, California 91748

               Copy to:  Michael K. Inglis, Esq.
                         Inglis, Ledbetter & Gower
                         500 South Grand Avenue, 18th Floor
                         Los Angeles, CA  90071

               Buyer:    The Morningstar Group Inc.
                         5956 Sherry Lane, Suite 1500
                         Dallas, Texas  75225
                         Attention:  C. Dean Metropoulos

               Copy to:  The Morningstar Group Inc.
                         5956 Sherry Lane, Suite 1500
                         Dallas, Texas  75225
                         Attention:  Joseph B. Armes

          12.7  Binding Effect and Assignment.   This Agreement will be
                -----------------------------
     binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) upon notice to Presto, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any direct or indirect subsidiary thereof or to any person or entity that acquires all or substantially all of the assets or voting stock of Buyer, and (b) Buyer may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Buyer for the acquisition of the Presto Shares; provided, that Buyer shall not be released from any liability hereunder by any such assignment. Presto and the Shareholders agree to execute acknowledgments of such assignment(s) and collateral assignments in such forms as Buyer or Buyer's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Buyer, the provisions of this Agreement shall insure to the benefit of and be binding upon Buyer's assigns.

          12.8  Rights of the Parties.  Except as provided in Section XI,
                ---------------------
     nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          12.9  Execution in Counterparts.  This Agreement may be executed
                -------------------------
     in two or more counterparts, each of which will be























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     deemed an original, but all of which together will constitute one and the same agreement.

          12.10  Specific Performance.  The parties recognize that if the
                 --------------------
     Shareholders or Presto refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, the Shareholders and Presto shall waive the defense that there is an adequate remedy at law. In the event of a default by the Shareholders or Presto which results in the filing of a lawsuit for damages, specific performances, or other remedies, Buyer shall be entitled to reimbursement by the Shareholders and Presto of reasonable legal fees and expenses incurred by Buyer.

          12.11  Transfer Taxes.  Buyer shall pay, or cause to be paid, any
                 --------------
     transfer Tax or fee, recordation or similar Tax or fee, deed, stamp or other Tax, grantor's or grantee's Tax, recording charge, fee or other
     similar cost or expense of any kind required or customary   under
     Texas law, in connection with the effectuation of the transfer of the Presto Shares and all transactions pursuant to this Agreement, whether such Tax or fee is imposed on the Shareholders, Presto or the Buyer.

          12.12  Certain Tax Returns.  The Principal Shareholders shall
                 -------------------
     properly and timely prepare (or cause to be prepared), at the sole cost and expense of the Principal Shareholders, all federal income Tax Returns of Presto (and any state, local or foreign income Tax Returns that treat Presto as a pass through entity) with respect to taxable periods that end on or before the Closing Date (the "Pass Through Returns"), and Presto shall timely file any Pass Through Returns which are prepared in a manner consistent with this paragraph 12.12. The Pass Through Returns shall be prepared in a manner which is consistent with past practices and with the Election and the Sales Price Allocation. Income, gain, loss, deduction and credit of Presto shall be allocated between the Pass Through Returns and Presto's short tax year as a C corporation on the basis of a closing of the books of Presto at the close of the Closing Date and by allocating the Tax consequences of the Election to the Pass Through Returns.

          12.13  Governing Law.  This Agreement shall be construed,
                 -------------
     interpreted and enforced, both as to substance and remedies, in accordance with the laws of the State of California.



























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          12.14  Paragraph Headings.  The parties agree that the paragraph
                 ------------------
     and Section headings are inserted only for ease of reference, shall not be construed as part of this Agreement, and shall have no effect upon the construction or interpretation of any part hereof.

          12.15  Construction and Representation by Counsel.  The parties
                 ------------------------------------------
     hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relief upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the provisions of Section 1654 of the California Civil Code and any other provisions setting forth the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or Schedule attached hereto.

          12.16  Third-Party Benefits.  None of the provisions of this
                 --------------------
     Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.




















































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          IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized representatives have executed this Agreement, as of the day and year first above written.

                                   Presto Food Products, Inc.


                                   By:
                                      -------------------------------------
                                        Bruce Coffey, Chairman


                                   The Morningstar Group Inc.


                                   By:
                                      -------------------------------------
                                        Michael J. Cramer,
                                        Vice President


                                   Shareholders:


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